Filed Pursuant to Rule 424(b)(2)
Registration No. 333-197129

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 14, 2014)

3,200,000 Shares

Common Stock

$18.25 per share

We are offering shares of our common stock, $1.00 par value per share. Our common stock is listed and traded on the NASDAQ Global Market under the symbol “QCRH.” The last reported sale price of our common stock on May 7, 2015 was $19.04 per share.

Investing in our common stock involves risks. See the “Risk Factors” section beginning on page S-14 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2014 to read about risks you should carefully consider before buying our common stock.

	Per Share	Total
Public offering price	$18.2500	$58,400,000
Underwriting discount	$0.9125	$2,920,000
Proceeds to us (before expenses)	$17.3375	$55,480,000

The underwriters may also purchase up to an additional 480,000 shares of our common stock from us at the public offering price less the underwriting discount within 30 days after the date of this prospectus supplement.

Shares of our common stock are not savings accounts, deposits or obligations of any bank or savings institution and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about May 13, 2015, subject to customary closing conditions.

Joint Book-Running Managers

Keefe, Bruyette & Woods	Raymond James
A Stifel Company

Co-Managers

FIG Partners, LLC	D.A. Davidson & Co.

The date of this prospectus supplement is May 7, 2015.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell, or a solicitation of an offer to purchase, shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. Under this shelf registration process, we may sell from time to time any combination of securities described in the accompanying prospectus in one or more offerings such as this offering. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement provides you with specific information about our common stock we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. To the extent the information in this prospectus supplement is different from that in the accompanying prospectus, you should rely on the information in this prospectus supplement. Before investing in our common stock, you should read this prospectus supplement, the accompanying prospectus and the additional information described in the section entitled “Where You Can Find More Information” in this prospectus supplement and the section entitled “Incorporation of Certain Information by Reference” in the accompanying prospectus.

Unless otherwise stated or the context otherwise requires, all references in this prospectus supplement to “QCR,” “QCR Holdings,” the “Company,” “we,” “our,” “us” and similar terms refer to QCR Holdings, Inc. and its subsidiaries.

The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus and the accompanying prospectus contain, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information available to management at the time the statements are made, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “bode,” “predict,” “suggest,” “project,” “appear,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “likely” or other similar expressions. Additionally, all statements in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. The factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries are detailed in the “Risk Factors” section included under Item 1A. of Part I of our most recent Annual Report on Form 10-K and in the “Risk Factors” section of this prospectus supplement beginning on page S-14. In addition, there are other factors that may impact any public company, including ours, which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, information statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and on our corporate website at www.qcrh.com. The information on our corporate website is not part of this prospectus supplement, the accompanying prospectus or any free writing prospectuses or other offering materials.

We “incorporate by reference” into this prospectus supplement information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file later with the SEC automatically will update and supersede information contained in this prospectus supplement.

We are incorporating by reference into this prospectus supplement the following documents:

•	annual report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 12, 2015;

•	quarterly report on Form 10-Q for the three months ended March 31, 2015, as filed with the SEC on May 4, 2015;

•	current reports on Form 8-K filed with the SEC on February 17, 2015 and May 4, 2015; and

•	definitive proxy statement related to our 2015 annual meeting of stockholders on Schedule 14A, as filed with the SEC on April 1, 2015.

We also incorporate by reference all documents subsequently filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (other than documents or information deemed furnished and not filed in accordance with SEC rules).

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. You can obtain copies of the documents incorporated by reference in this prospectus supplement, at no cost, by writing or calling us at the following address:

QCR Holdings, Inc.

3551 Seventh Street

Moline, Illinois 61265

Attention: Corporate Secretary

(309) 743-7754

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information that you should consider before investing in shares of our common stock. It is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making your investment decision, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See the “Risk Factors” section beginning on page S-14 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2014. Unless expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional shares of our common stock.

Overview

We are a multi-bank holding company headquartered in Moline, Illinois, that was formed in February 1993 under the laws of the State of Delaware. We serve the Quad Cities, Cedar Rapids and Waterloo/Cedar Falls, Iowa and Rockford, Illinois, as well as their surrounding communities through the following three wholly owned banking subsidiaries, which provide full-service commercial and consumer banking and trust and asset management services:

•	Quad City Bank and Trust Company (“QCBT”), which is based in Bettendorf, Iowa, and commenced operations in 1994;

•	Cedar Rapids Bank and Trust Company (“CRBT”), which is based in Cedar Rapids, Iowa, and commenced operations in 2001; and

•	Rockford Bank and Trust Company (“RB&T”), which is based in Rockford, Illinois, and commenced operations in 2005.

We also engage in direct financing lease contracts through m2 Lease Funds, LLC (“m2”), a wholly owned subsidiary of QCBT based in Brookfield, Wisconsin. We also engage in correspondent banking through more than 160 relationships with community banking institutions headquartered primarily in Illinois, Iowa, Missouri and Wisconsin.

At March 31, 2015, our consolidated total assets, loans/leases, deposits and stockholders’ equity were $2.5 billion, $1.6 billion, $1.7 billion and $151.0 million, respectively, and we employed approximately 411 full-time equivalent employees.

Market Area

Our market areas encompass the Quad Cities, Cedar Rapids and Waterloo/Cedar Falls, Iowa and Rockford, Illinois communities, which are four of the 15 largest Metropolitan Statistical Areas (“MSAs” and individually, an “MSA”) in Iowa and Illinois. These communities have strong commercial and industrial activity and significant wealth management opportunities, both of which align well with our focus on commercial and industrial lending and wealth management services. Additionally, these markets have attractive and improving demographics, as each of the four primary areas in which we operate are projected to have median household income growth over the next five years in excess of the national average. As of March 31, 2015, we served these market areas through 12 full-service banking offices.

Quad Cities MSA

Our oldest and largest banking subsidiary, QCBT, was formed as a de novo bank in 1994 to capitalize on significant bank consolidation in the area and a resulting lack of a community bank focused on commercial and industrial lending and wealth management services. Without the completion of any acquisitions in this market, as of March 31, 2015, QCBT had total assets of $1.3 billion and was the second largest bank in the Quad Cities MSA by deposit market share.

The Quad Cities MSA has a population of approximately 384,000 and is home to the world headquarters of Deere & Company and several of its manufacturing facilities, the Rock Island Arsenal (the largest government-owned military weapons manufacturing arsenal in the U.S.), Alcoa Inc.’s aerospace aluminum supply plant, and several other large manufacturing facilities for companies including HNI Corporation (Hon/Allsteel), Kraft Foods Group, Inc., Nestle Purina and the 3M Company. The Quad Cities was recently ranked 16th in the nation for high-tech job growth and 15th in the nation for manufacturing job growth.

Cedar Rapids MSA

In 2001, we entered the Cedar Rapids, Iowa market with the formation of CRBT and the hiring of four bankers from a large, national bank. Without the completion of any acquisitions in this market, as of March 31, 2015, CRBT had total assets of $855.4 million and was the fourth largest bank in the Cedar Rapids MSA by deposit market share.

The Cedar Rapids MSA has a population of approximately 264,000 and is home to the international headquarters of Rockwell Collins, Inc. and the U.S. headquarters for Aegon N.V., as well as to several large manufacturing facilities for the Quaker Oats Company, General Mills, Inc., the Archer Daniels Midland Company, the Amana Corporation and the Whirlpool Corporation.

Rockford MSA

We identified an opportunity for a relationship-based de novo bank in the Rockford, Illinois market and formed RB&T in 2005. The two largest banking organizations in the Rockford market at that time had more than 50% of the deposit market share, yet were focused on serving and growing in markets outside of Rockford. When RB&T was formed, the senior leadership was hired from these market-leading banks. Without the completion of any acquisitions in this market, as of March 31, 2015, RB&T had total assets of $355.0 million and was the eighth largest bank in the Rockford MSA by deposit market share.

The Rockford MSA has a population of approximately 343,000 and is one of the most significant manufacturing communities in the Midwest. Recently, Rockford has become a key logistics and distribution hub, given its proximity to interstate highways and rail, and now has a significant presence in the aerospace industry. AAR, a leading provider of aviation services to the worldwide commercial aerospace and government/defense industries, is in the process of opening a new facility at Chicago Rockford International Airport that is projected to create more than 500 new aerospace jobs. Rockford currently has the sixth highest concentration of aerospace employment in the U.S.

Cedar Valley MSA

With the 2013 acquisition of Community National Bancorporation (“Community National”) and its banking subsidiary, Community National Bank (“CNB”), we entered the Waterloo and Cedar Valley markets, which we refer to as “Cedar Valley.” Cedar Valley is located approximately 50 miles north of Cedar Rapids and is a natural extension of the Cedar Rapids market. Given the proximity of the markets, we operate in the Cedar Valley as “Community Bank & Trust,” a division of CRBT, to maintain autonomy and branding in the local community, while leveraging the infrastructure and management of CRBT.

As of March 31, 2015, Community Bank & Trust division had total assets of $119.8 million and was the tenth largest bank in the Cedar Valley MSA by deposit market share. The Cedar Valley MSA has a population of approximately 169,000 and is home to the largest manufacturing facility for Deere & Company, a large processing facility for Tyson Foods, a regional distribution facility for Target and to many quality local manufacturers. Additional major industries and employers in the area include healthcare (Wheaton Franciscan Healthcare, Unity Point Health, VGM Group), Education (University of Northern Iowa) and Finance/Insurance (CBE Companies, Ocwen Financial, CUNA Mutual Life Insurance).

Business Lines

We provide a broad range of commercial and retail lending/leasing and investment services to corporations, partnerships, individuals and government agencies. Our subsidiary banks actively market their services to, and seek to develop long-term relationships with, qualified lending and deposit clients. Officers actively solicit the business of new clients entering their market areas, as well as long-standing members of the local business community. We have an established lending/leasing policy which includes a number of underwriting factors to be considered in making a credit decision, including, but not limited to, location, loan-to-value ratio, global cash flow, collateral and the credit history of the borrower.

Commercial and Industrial Lending

Our subsidiary banks are very active commercial and industrial lenders. Our current areas of emphasis include loans to small and mid-sized businesses among a wide range of operations, such as wholesalers, manufacturers, building contractors, business services companies, other banks and retailers. Our subsidiary banks provide a variety of business loans, including lines of credit for working capital and operational purposes and term loans for the acquisition of facilities, equipment and other purposes. Since 2010, our subsidiary banks have been active in participating in lending programs offered by the Small Business Administration (“SBA”) and the United States Department of Agriculture (“USDA”) under the Business and Industry Program, which encourages commercial lending in communities with populations of less than 50,000. Under these programs, the government entities generally provide a guarantee of repayment ranging from 50% to 85% of the principal amount of the qualifying loan.

Direct Financing Leasing

m2 delivers a broad range of direct leasing products, including operating and capital leases, to address the financing needs of commercial clients in a variety of industries. m2’s focus includes commercial equipment and assets, medical equipment, and vehicles classified as heavy equipment, as well as a wide variety of other machinery and equipment. m2 has successfully grown its outstanding leases to $167.2 million and total loans and leases of $182.4 million as of March 31, 2015, and its income has grown at approximately a 20% compound annual growth rate since 2006. m2 provides its services nationwide, in addition to working with our subsidiary banks in our local communities. We recently increased our m2 footprint by expanding to Atlanta, Georgia, joining m2’s offices in Iowa, Illinois, Pennsylvania, Florida, Wisconsin, Minnesota, North Carolina and South Carolina.

Correspondent Banking

Correspondent banking is a core strategy for us, as this line of business provides a high level of noninterest bearing deposits that can be used to fund additional loan growth, as well as a steady source of fee income. During 2014, we expanded our territory into Wisconsin in order to continue to build our correspondent banking business. We now serve more than 160 banking relationships in Iowa, Illinois and Wisconsin. Our correspondent banking loans are made up of 100% senior secured bank stock loans. As of March 31, 2015, we had approximately

$64 million in correspondent banking loans outstanding. Additionally, as of March 31, 2015, we had approximately $291 million in noninterest bearing deposits related to our correspondent banking activities, although quarter-end and year-end balances can negatively fluctuate in correspondent banking activity.

Specialty Finance Group

The Specialty Finance Group is currently focused in three areas, including municipal private placement transactions, USDA Business and Industry Program lending, and tax credit bridge financing. Since 2012, the group has funded over $250 million of municipal transactions and approximately $35 million of USDA loans (with CRBT ranking first in the State of Iowa and second nationally in dollar volume of USDA loans originated). Additionally, we have funded approximately $28 million of tax credit bridge loans, with approximately another $37 million approved but not yet funded. The group is focused on generating strong asset yields and high levels of fee income, while effectively managing both credit and interest rate risk.

Commercial Real Estate Lending

Our subsidiary banks are active commercial real estate lenders in their local market areas. Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans, in addition to those standards and processes specific to real estate loans. Collateral for these loans generally includes the underlying real estate and improvements and may include additional assets of the borrower. Our lending policy also includes guidelines for real estate appraisals and evaluations, including minimum appraisal and evaluation standards based on certain types of transactions. In addition, our subsidiary banks often obtain personal guarantees to help assure repayment. A large portion of our aggregate commercial real estate portfolio is made up of owner-occupied commercial real estate loans as opposed to non-owner occupied loans. As of March 31, 2015, approximately 37% of the commercial real estate loan portfolio was owner-occupied.

Residential Real Estate Lending

Generally, our subsidiary banks’ residential real estate loans conform to the underwriting requirements of Freddie Mac and Fannie Mae to allow our subsidiary banks to resell loans in the secondary market. Our subsidiary banks structure most loans that will not conform to those underwriting requirements as adjustable rate mortgages that adjust in one to five years and then retain these loans in their portfolios. During 2011 and 2012, our subsidiary banks originated and held a limited amount of 15-year fixed rate residential real estate loans that met certain credit guidelines. We generally do not retain servicing rights on the loans sold in the secondary market. Our lending policy establishes minimum appraisal and other credit guidelines. We also participate in the residential mortgage origination market through a 20% joint venture with Ruhl Mortgage, which is an active residential mortgage originator within our local market areas.

Recent Accomplishments

We exited the Great Recession with strong asset quality metrics compared to our peers, which we believe illustrates our historically disciplined underwriting and credit culture. Since that time, we have focused on growing earnings per share and increasing our tangible common equity and tangible book value per share. As evidence of the success of this strategy, our tangible book value per share has increased approximately 28% from $14.29 at December 31, 2013 to $18.29 at March 31, 2015. In addition, we have returned to strong levels of loan/lease growth by continuing to strengthen our relationships with existing clients and creating new relationships.

In May 2013, we completed our first opportunistic acquisition with the purchase of Community National, which resulted in a $1.8 million bargain-purchase gain at closing and more than $2.3 million in pre-tax gains from the sale of certain acquired branches. The conversion and integration of the acquisition has been successful, and we expect this market to contribute to our future growth and success.

In December 2013, we converted all $25.0 million of our Series E Non-Cumulative Convertible Perpetual Preferred Stock into shares of our common stock, eliminating $1.75 million in annual preferred stock dividends and increasing our tangible common equity ratio by approximately 100 basis points.

In June 2014, we completed the redemption of the remaining shares of what had been a total of $40.1 million of our Senior Non-Cumulative Perpetual Preferred Stock, Series F, issued to the U.S. Department of the Treasury under the Small Business Lending Fund program. We accomplished this redemption organically in three stages without issuing additional common stock to fund the redemption.

Strategic Initiatives

Our senior leadership team is focused on reaching and exceeding peer levels of earnings performance by pursuing the following strategic initiatives:

•	growing our loans and leases to more than 70% of our total assets from our current level of approximately 66% by generating strong loan and lease growth and funding a significant portion of this growth from existing on balance sheet liquidity sources, including our securities portfolio;

•	growing our level of non-interest bearing deposits to approximately 30% of total assets and grow other sources of core deposits to continue to lessen our reliance on non-core funding with a goal of reducing wholesale funding to less than 15% of total assets;

•	continuing to build upon our strong market share in SBA loan originations, where we currently are one of the leading originators in two of our primary markets and improving our market position in a third, and to focus on growing our gains on sales of USDA and SBA loans;

•	continuing our focus on delivering high-touch relationship-based wealth management services with a goal of growing our fee income from these services by at least 15% annually, through adding business development officers and deepening existing client relationships;

•	increasing the assets of m2 to 10% of our total assets;

•	continuing to improve our efficiency ratio through identified noninterest expense savings and limiting annual expense to growth to achieve a 1.0% return on average assets over time; and

•	continuing to improve our asset quality metrics and returning asset quality metrics to better than peer levels.

We believe that significant opportunities exist for continued strong organic growth in each of our banking markets. Our leasing subsidiary, m2, has added a number of experienced staff that will continue to drive strong lease growth. We continue to be the bank-of-choice for clients that value exceptional service and a long-term relationship with their financial partner.

We also believe that opportunities exist for continued bank consolidation in our markets, and we intend to look for opportunities for in-market acquisitions that can add scale and enhance profitability in our existing operations. In addition, we plan to identify acquisition opportunities in new markets, which have significant commercial and industrial banking and wealth management opportunities and complement our existing geographic footprint.

Competitive Strengths

We believe we possess several unique capabilities that will enhance our ability to execute on our strategic initiatives and that position us for future growth in assets and earnings:

•	Our bankers join QCR Holdings because we encourage and allow them to build relationships with their clients. We provide our subsidiary banks with the autonomy to make decisions and empower each of our bank’s staff to tailor products and services to serve the needs of our clients, creating “a relationship based organization.”

•	Our multi-charter model empowers the management teams at each of our subsidiary banks to make credit decisions at the local level to best serve the needs of the communities in which they operate. This local decision-making authority allows our subsidiary banks to be more nimble in serving clients and is part of our commitment to keeping our employees invested in the communities where they live and work.

•	Our local bankers and m2 are supported by a QCR Holdings Group Operations Team that delivers operational services in a centralized and efficient manner, allowing our client-facing staff to focus on the needs of our clients.

•	We have a Correspondent Banking division at QCBT that continues to capitalize on opportunities to deliver exceptional customer service to downstream banks in Illinois, Iowa and Wisconsin. We now have more than 160 correspondent bank clients that result in approximately $291 million in noninterest bearing deposits and significant fee income. We also have, as of March 31, 2015, approximately $64 million in correspondent banking loans outstanding.

•	We believe we have created significant expertise in each of our markets to deliver Trust Services, Investment Management and Financial Planning to our clients. As of March 31, 2015, our assets under management were $2.3 billion, comprised of $1.7 billion in trust accounts and $669.7 million in brokerage accounts, and we welcomed a record number of 425 new wealth management relationships.

•	m2 provides leasing solutions that are an attractive option for many small- and medium-sized businesses. m2 has a sales force that has developed many vendor relationships around the country that positions, which we believe positions it as the preferred financing solution for many of its clients. m2 grew total leases by $43.7 million or more than 30% in 2014.

Our Leadership Team

One of our significant strengths is the experience of our executive management team. This group brings a very strong financial and operational background, combined with many decades of experienced lending management and a disciplined credit culture that successfully managed QCR Holdings through the economic challenges of the Great Recession. We believe that this team positions us well to execute on our strategic initiatives.

In addition, we also benefit from very talented and experienced board members at both QCR Holdings and our subsidiary banks, who provide exceptional governance and oversight. The interests of our executives and directors are aligned with those of our stockholders through significant levels of common stock ownership. As of March 31, 2015, our directors and management team owned approximately 11.1% of our outstanding common stock.

The table below highlights the key members of our management team and their positions with QCR Holdings and/or our subsidiaries:

Name	Positions with QCR Holdings, Inc.
Douglas M. Hultquist	Chief Executive Officer, President and Director of QCR Holdings, Inc.; Director of Quad City Bank & Trust, Rockford Bank & Trust and m2 Lease Funds, LLC

Todd A. Gipple	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director of QCR Holdings, Inc.; Director of Quad City Bank & Trust, Cedar Rapids Bank & Trust and Rockford Bank & Trust

Larry J. Helling	Director of QCR Holdings, Inc.; Chief Executive Officer, President and Director of Cedar Rapids Bank & Trust; Director of Quad City Bank & Trust and m2 Lease Funds, LLC

John H. Anderson	Chief Executive Officer, President and Director of Quad City Bank & Trust; Director of m2 Lease Funds, LLC

Thomas D. Budd	Chief Executive Officer, President and Director of Rockford Bank & Trust

Cathie S. Whiteside	Executive Vice President, Corporate Strategy, Human Resources and Branding of QCR Holdings, Inc.

Stacey J. Bentley	Chief Executive Officer and President of Community Bank & Trust, a Division of Cedar Rapids Bank & Trust

John R. Engelbrecht	Chief Executive Officer of m2 Lease Funds, LLC

Richard W. Couch	President of m2 Lease Funds, LLC

Dana L. Nichols	Executive Vice President and Chief Credit Officer of QCR Holdings, Inc.

Corporate Information

Our principal executive offices are located at 3551 Seventh Street, Moline, Illinois 61265. Our telephone number is (309) 743-7754. Our corporate website address is www.qcrh.com. Information on, or accessible through, our website is not part of, or incorporated by reference into, this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	QCR Holdings, Inc.

Common stock offered (assuming the underwriters’ option to purchase additional shares is not exercised)	3,200,000 shares

Underwriters’ option to purchase additional shares	The underwriters may purchase up to an additional 480,000 shares of common stock within 30 days after the date of this prospectus supplement at the public offering price less the underwriting discount.

Common stock outstanding after this offering	11,195,810 shares of our common stock (or 11,675,810 shares if the underwriters exercise their option to purchase additional shares in full).(1)

Public offering price	$18.25 per share of common stock

Use of proceeds	We estimate that the net proceeds from the sale of our common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be $55.2 million (or approximately $63.6 million if the underwriters exercise their option to purchase additional shares in full).

We intend to use a portion of the net proceeds from this offering to: (i) repay our senior indebtedness with First National Bank of Omaha in the aggregate principal amount of $16.5 million; (ii) subject to any necessary regulatory approval, redeem our outstanding 6.00% Series A Subordinated Notes, due September 1, 2018, in the aggregate principal amount of $2.7 million and (iii) support the restructuring by our subsidiary banks of certain long-term, high cost wholesale borrowings and structured repurchase transactions, which will result in a one-time charge. As of the date of this prospectus, we currently anticipate that this restructuring will involve the refinancing of $85.5 million of Federal Home Loan Bank (“FHLB”) borrowings and structured repurchase transactions with a weighted average cost of 4.24% and an estimated weighted average cost of replacement funding of 1.03%, resulting in a net benefit of 3.21%.

We intend to use the remaining net proceeds for general corporate purposes, to support the future growth of our organization by allowing us to continue our organic growth, pursue opportunistic acquisitions of similar or complementary financial services organizations and explore other long-term strategic opportunities that may arise. We do not have any agreements or commitments with respect to any acquisitions at this time.

Dividend policy	We have historically paid cash dividends on shares of our common stock on a semi-annual basis. The payment of future cash dividends on our common stock is at the discretion of our board of directors and subject to a number of factors including our financial condition as well as certain regulatory requirements. See “Risk Factors—Risks Related to Our Common Stock and this Offering—Our ability to declare and pay dividends is limited and the failure to pay interest on our debt may adversely impact our ability to pay common stock dividends.”

Directed share program	At our request, the underwriters have reserved for sale up to 168,000 shares of our common stock to be sold in this offering, at the public offering price, to current stockholders, local investors, directors, officers, employees, business associates, and related persons (the “Directed Share Program”). The number of shares of our common stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus supplement.

See “Underwriting—Directed Share Program.”

Listing	Our common stock is listed on the NASDAQ Global Market under the symbol “QCRH.”

Risk factors	You should carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page S-14 of this prospectus supplement and the risk factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 and in any other documents incorporated by reference in this prospectus supplement or in the accompanying prospectus before making any decision to invest in our common stock.

(1)	The number of shares of our common stock outstanding immediately after the closing of this offering is based on 7,995,810 shares issued and outstanding as of April 29, 2015, and excludes (a) 480,000 shares issuable upon exercise of the underwriters’ option to purchase additional shares, (b) 693,236 shares of our common stock issuable upon exercise of options outstanding as of April 29, 2015, and (c) an aggregate 313,643 shares reserved for future issuances of shares of our common stock pursuant to our equity compensation plans.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth summary selected historical consolidated financial information as of and for the three months ended March 31, 2015 and 2014 and as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010. The summary selected balance sheet data as of December 31, 2014 and 2013 and the summary selected income statement data for the years ended December 31, 2014, 2013 and 2012, was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference in this prospectus supplement. The summary selected balance sheet data as of December 31, 2012, 2011 and 2010 and the summary selected income statement data for the years ended December 31, 2011 and 2010, was derived from our audited consolidated financial statements for each respective year that are not included in this prospectus supplement or incorporated by reference in this prospectus supplement. The summary selected balance sheet and income statement data as of and for the three months ended March 31, 2015 and 2014 was derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, incorporated by reference in this prospectus supplement. The unaudited balance sheet and income statement data as of and for the three months ended March 31, 2015 and 2014 has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such periods. You should read this information in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, each of which is incorporated by reference in this prospectus supplement.

	Quarters Ended March 31,		Years Ended December 31,
($ in thousands, except per share data)	2015	2014	2014	2013	2012	2011	2010
STATEMENT OF INCOME DATA:
Interest income	$21,902	$21,035	$85,965	$81,872	$77,376	$77,723	$80,097
Interest expense	4,120	4,186	16,894	17,767	19,727	23,578	30,233

Net interest income	17,782	16,849	69,071	64,105	57,649	54,145	49,864
Provision for loan/lease losses	1,710	1,094	6,807	5,930	4,371	6,616	7,464
Non-interest income	6,250	4,747	20,998	25,814	16,621	17,462	15,406
Non-interest expense	17,233	16,141	65,270	64,433	52,259	50,993	48,549
Income tax expense	911	472	3,039	4.618	4,534	3,868	2,449

Net income	4,178	3,889	14,953	14,938	13,106	10,130	6,808
Less: net income attributable to noncontrolling interests	—	—	—	—	488	438	221

Net income attributable to QCR Holdings, Inc.	4,178	3,889	14,953	14,938	12,618	9,692	6,587
Less: preferred stock dividends and discount accretion	—	708	1,082	3,168	3,496	5,284	4,128

Net income attributable to QCR Holdings, Inc. common stockholders	$4,178	$3,181	$13,871	$11,770	$9,122	$4,408	$2,459

PER COMMON SHARE DATA:
Net income—Basic (1)	$0.52	$0.40	$1.75	$2.13	$1.88	$0.93	$0.54
Net income—Diluted (1)	0.52	0.40	1.72	2.08	1.85	0.92	0.53
Cash dividends declared	—	—	0.08	0.08	0.08	0.08	0.08
Dividend payout ratio	—%	—%	4.57%	3.76%	4.26%	8.60%	14.81%
BALANCE SHEET DATA:
Total assets	$2,491,659	$2,426,319	$2,524,958	$2,394,953	$2,093,730	$1,966,610	$1,836,635
Securities	637,404	707,107	651,539	697,210	602,239	565,229	424,847
Total loans/leases	1,654,451	1,492,580	1,630,003	1,460,280	1,287,388	1,200,745	1,172,539
Allowance for estimated losses on loans/leases	23,883	22,653	23,074	21,448	19,925	18,789	20,365
Deposits	1,734,269	1,671,894	1,679,668	1,646,991	1,374,114	1,205,458	1,114,816
Borrowings	569,404	583,843	662,558	563,381	547,758	590,603	566,060
Stockholders’ equity:
Preferred	—	14,824	—	29,824	53,163	63,386	62,214
Common	150,996	126,533	144,079	117,753	87,271	81,047	70,357

	Quarters Ended March 31,		Years Ended December 31,
($ in thousands, except per share data)	2015	2014	2014	2013	2012	2011	2010
KEY RATIOS:
Return on average assets (2)	0.67%	0.64%	0.61%	0.64%	0.62%	0.51%	0.36%
Return on average common stockholders’ equity (1)	11.28	10.42	10.49	11.48	10.84	5.82	3.58
Return on average total stockholder’s equity (2)	11.28	10.37	10.48	10.24	8.90	7.09	5.03
Net interest margin, tax equivalent yield (3)	3.25	3.11	3.15	3.03	3.14	3.08	2.92
Efficiency ratio (4)	71.71	74.74	72.47	71.66	70.36	71.21	74.38
Loans to deposits	95.40	89.27	97.04	88.66	93.69	99.61	105.18
Nonperforming assets to total assets	1.21	1.18	1.31	1.28	1.41	2.06	2.73
Allowance for estimated losses on loans/leases to total loans/leases	1.44	1.52	1.42	1.47	1.55	1.56	1.74
Allowance for estimated losses on loans/leases to nonperforming loans/leases	144.35	121.58	114.78	104.70	78.47	58.70	49.49
Net charge-offs to average loans/leases (5)	0.22	(0.03)	0.34	0.31	0.27	0.70	0.79
Average total stockholders’ equity to average total assets	5.91	6.16	5.82	6.26	7.00	7.17	7.13
Tangible common equity/total tangible assets	5.88%	5.02%	5.52%	4.71%	4.02%	3.85%	3.56%
REGULATORY CAPITAL RATIOS:
Common Equity Tier 1 Capital ratio	7.24%	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 Capital ratio	9.00%	10.61%	9.52%	11.45%	11.27%	12.24%	12.12%
Total Capital ratio	10.30%	12.03%	10.91%	12.87%	12.71%	13.84%	13.70%
Tier 1 Leverage Capital ratio	7.14%	7.49%	7.62%	7.96%	8.13%	8.70%	8.71%

(1)	Numerator is net income attributable to QCR Holdings, Inc. common stockholders
(2)	Numerator is net income attributable to QCR Holdings, Inc.
(3)	Interest earned and yields on nontaxable investments and nontaxable loans are determined on a tax equivalent basis using a 35% tax rate
(4)	Non-interest expenses divided by the sum of net interest income before provision for loan/lease losses and non-interest income
(5)	Annualized for the three-month periods ended March 31, 2015 and 2014.

RISK FACTORS

Investing in our common stock involves substantial risk. You should carefully consider each of the following risks and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to purchase shares of our common stock. If any of these risks actually occur, our business, financial condition, results of operations and prospects could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly, and you could lose part or all of your investment.

Risks Related to Our Business

A prolonged continuation of economic uncertainty or worsening of current economic conditions could have a material adverse effect on our financial condition and results of operations.

While some economic indicators have shown signs of improvement over the past several years, elevated levels of uncertainty related to U.S. and European fiscal issues, political climates and global economic conditions continue. There can be no assurance that this improvement will continue or be spread evenly throughout the markets that we serve. Continued uncertainty, sustained high unemployment, volatility or disruptions of global financial markets, or prolonged deterioration in the global, national or local business or economic conditions could result in, among other things, a deterioration of credit quality, further impairment of real estate values or a reduced demand for credit or other products and services we offer to clients.

Additionally, competitive dynamics in our industry could change as a result of continued consolidation of financial services companies in connection with current market conditions.

If market conditions do not continue to improve or worsen to recessionary conditions, and/or if negative developments in the domestic and international credit markets continue, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Potential future acquisitions could be difficult to integrate, divert the attention of key personnel, disrupt our business, dilute stockholder value and adversely affect our financial results.

On May 13, 2013, we acquired Community National and CNB. As part of our business strategy and with the proceeds from this offering, we may seek merger or acquisition partners that are culturally similar and have experienced management and possess either significant market presence or have potential for improved profitability through financial management, economies of scale or expanded services. There is no assurance, however, that we will determine to pursue any of these opportunities or that if we determine to pursue them that we will be successful. Acquisitions involve numerous risks, any of which could harm our business, including:

•	difficulties in integrating the operations, technologies, products, existing contracts, accounting processes and personnel of the target company and realizing the anticipated synergies of the combined businesses;

•	difficulties in supporting and transitioning customers of the target company;

•	diversion of financial and management resources from existing operations;

•	the price we pay or other resources that we devote may exceed the value we realize, or the value we could have realized if we had allocated the purchase price or other resources to another opportunity;

•	risks of entering new markets or areas in which we have limited or no experience or are outside our core competencies;

•	potential loss of key employees, customers and strategic alliances from either our current business or the business of the target company;

•	assumption of unanticipated problems or latent liabilities; and

•	inability to generate sufficient revenue to offset acquisition costs.

The transactions may be more expensive to complete and the anticipated benefits, including cost savings and strategic gains, may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events, including the economic and financial conditions of the communities in which our transaction partners are located. In addition, the timing of receipt of any required regulatory or stockholder approvals cannot be predicted with precision and may be delayed longer than expected or may not be received at all.

We regularly evaluate merger and acquisition opportunities and conduct due diligence activities related to possible transactions with other financial institutions and financial services companies. As a result, merger or acquisition discussions and, in some cases, negotiations may take place and future mergers or acquisitions involving cash, debt or equity securities may occur at any time. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, dilution of our tangible book value, net income per common share and ownership interest may occur in connection with any future transaction. Future acquisitions, if any, may involve the issuance of our equity securities as payment or in connection with financing the business or assets acquired, and as a result, could dilute the ownership interests of existing stockholders. In addition, consummating these transactions could result in the incurrence of additional debt and related interest expense, as well as unforeseen liabilities, all of which could have a material adverse effect on our business, results of operations and financial condition. The failure to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from an acquisition, or successfully evaluate and execute acquisitions or otherwise adequately address the risks associated with acquisitions, could have a material adverse effect on our business, financial condition and results of operations.

We must effectively manage our credit risk.

There are risks inherent in making any loan, including risks inherent in dealing with specific borrowers, risks of nonpayment, risks resulting from uncertainties as to the future value of collateral and risks resulting from changes in economic and industry conditions. We attempt to minimize our credit risk through prudent loan application approval procedures, careful monitoring of the concentration of our loans within specific industries and periodic independent reviews of outstanding loans by our credit review department and an external third party. However, we cannot assure you that such approval and monitoring procedures will reduce these credit risks.

The majority of our subsidiary banks’ loan portfolios are invested in commercial and industrial and commercial real estate loans, and we focus on lending to small to medium-sized businesses. The size of the loans we can offer to commercial customers is less than the size of the loans that our competitors with larger lending limits can offer. This may limit our ability to establish relationships with the area’s largest businesses. Smaller companies tend to be at a competitive disadvantage and generally have limited operating histories, less sophisticated internal record keeping and financial planning capabilities and fewer financial resources than larger companies. As a result, we may assume greater lending risks than financial institutions that have a lesser concentration of such loans and tend to make loans to larger, more established businesses. Collateral for these loans generally includes accounts receivable, inventory, equipment and real estate. However, depending on the overall financial condition of the borrower, some loans are made on an unsecured basis. In addition to commercial and industrial and commercial real estate loans, our subsidiary banks are also active in residential mortgage and consumer lending. Our borrowers may experience financial difficulties, and the level of nonperforming loans, charge-offs and delinquencies could rise, which could negatively impact our business through increased provision for loan/lease losses (“provision”), reduced interest income on loans/leases, and increased expenses incurred to carry and resolve problem loans/leases.

Commercial and industrial loans make up a large portion of our loan/lease portfolio.

Commercial and industrial loans were $534.9 million, or approximately 32% of our total loan/lease portfolio, as of March 31, 2015. Our commercial and industrial loans are primarily made based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral is accounts receivable, inventory, equipment and real estate. Credit support provided by the borrower for most of these loans and the probability of repayment is based on the liquidation value of the pledged collateral and enforcement of a personal guarantee, if any exists. Whenever possible, we require a personal guarantee or cosigner on commercial loans. As a result, in the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing these loans may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business. In addition, if the U.S. economy experiences a prolonged recovery period, it could harm or continue to harm the businesses of our commercial and industrial customers and reduce the value of the collateral securing these loans.

Our loan/lease portfolio has a significant concentration of commercial real estate loans, which involve risks specific to real estate values.

Commercial real estate lending comprises a significant portion of our lending business. Specifically, commercial real estate loans were $709.7 million, or approximately 43% of our total loan/lease portfolio, as of March 31, 2015. Of this amount, $263.6 million, or approximately 37%, was owner-occupied. The market value of real estate securing our commercial real estate loans can fluctuate significantly in a short period of time as a result of market conditions in the geographic area in which the real estate is located Adverse developments affecting real estate values in one or more of our markets could increase the credit risk associated with our loan portfolio. Additionally, real estate lending typically involves higher loan principal amounts and the repayment of the loans generally is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Economic events or governmental regulations outside of the control of the borrower or lender could negatively impact the future cash flow and market values of the affected properties.

The problems that have occurred in the residential real estate and mortgage markets throughout much of the U.S. in prior years also affected the commercial real estate market. In our market areas, we generally experienced a downturn in credit performance by our commercial real estate loan customers beginning in 2009 relative to historical norms, and despite recent improvements in certain aspects of the economy, a level of uncertainty continues to exist in the economy and credit markets, there can be no guarantee that we will not experience further deterioration in the performance of commercial real estate and other real estate loans in the future. In such case, we may not be able to realize the amount of security that we anticipated at the time of originating the loan, which could cause us to increase our provision and adversely affect our operating results, financial condition and/or capital.

Our allowance for loan/lease losses may prove to be insufficient to absorb losses in our loan/lease portfolio.

We establish our allowance for loan/lease losses (“allowance”) in consultation with management of our subsidiaries and maintain it at a level considered adequate by management to absorb loan/lease losses that are inherent in the portfolio. The amount of future loan/lease losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and such losses may exceed current estimates. At March 31, 2015, our allowance as a percentage of total gross loans/leases was 1.44%, and as a percentage of total nonperforming loans/leases was 144.35%. In addition, we had net charge-offs as a percentage of gross average loans/leases of 0.22% (on an annualized basis) for the quarter ended March 31, 2015. Because of the concentration of commercial and industrial and commercial real estate loans in our loan portfolio, which tend to be larger in amount than residential real estate and installment loans, the movement of a small number of loans to nonperforming status can have a significant impact on these ratios. Although management believes that the allowance as of March 31, 2015 was adequate to absorb losses on any existing loans/leases that may become uncollectible, in light of the current economic environment, which remains challenging, we cannot predict loan/lease losses with certainty, and we cannot assure you that our allowance will prove sufficient to cover actual loan/lease losses in the future, particularly if economic conditions are more difficult than what management currently expects. Additional provisions and loan/lease losses in excess of our allowance may adversely affect our business, financial condition and results of operations.

Our information systems may experience an interruption or breach in security and cyber-attacks, all of which could have a material adverse effect on our business.

We rely heavily on internal and outsourced technologies, communications, and information systems to conduct our business. Additionally, in the normal course of business, we collect, process and retain sensitive and confidential information regarding our customers. As our reliance on technology has increased, so have the potential risks of a technology-related operation interruption (such as disruptions in our customer relationship management, general ledger, deposit, loan, or other systems) or the occurrence of a cyber-attacks (such as unauthorized access to our systems). These risks have increased for all financial institutions as new technologies, the use of the Internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized crime, perpetrators of fraud, hackers, terrorists and others. In addition to cyber-attacks or other security breaches involving the theft of sensitive and confidential information, hackers have engaged in attacks against financial institutions, particularly denial of service attacks that are designed to disrupt key business services, such as customer-facing web sites. We are not able to anticipate or implement effective preventive measures against all security breaches of these types, especially because the techniques used change frequently and because attacks can originate from a wide variety of sources. However, applying guidance from the Federal Financial Institutions Examination Council, we have analyzed and will continue to analyze security related to device specific considerations, user access topics, transaction-processing and network integrity.

We also face risks related to cyber-attacks and other security breaches in connection with credit card and debit card transactions that typically involve the transmission of sensitive information regarding our customers through various third parties, including merchant acquiring banks, payment processors, payment card networks and its processors. Some of these parties have in the past been the target of security breaches and cyber-attacks, and because the transactions involve third parties and environments such as the point of sale that we do not control or secure, future security breaches or cyber-attacks affecting any of these third parties could impact us through no fault of our own, and in some cases we may have exposure and suffer losses for breaches or attacks relating to them. Further cyber-attacks or other breaches in the future, whether affecting us or others, could intensify consumer concern and regulatory focus and result in reduced use of payment cards and increased costs, all of which could have a material adverse effect on our business. Any interruption in, or breach of security of, our computer systems and network infrastructure, or that of our internet banking customers, could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

We are subject to certain operational risks, including, but not limited to, customer or employee fraud and data processing system failures and errors.

Employee errors and employee and customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our customers or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

We maintain a system of internal controls and insurance coverage to mitigate operational risks, including data processing system failures and errors and customer or employee fraud. Should our internal controls fail to prevent or detect an occurrence, and if any resulting loss is not insured or exceeds applicable insurance limits, such failure could have a material adverse effect on our business, financial condition and results of operations.

We may be materially and adversely affected by the highly regulated environment in which we operate.

The Company and our subsidiary banks are subject to extensive federal and state regulation, supervision and examination. Banking regulations are primarily intended to protect depositors’ funds, FDIC (“Federal Deposit

Insurance Corporation”) funds, customers and the banking system as a whole, rather than stockholders. These regulations affect our lending practices, capital structure, investment practices, dividend policy and growth, among other things.

As a bank holding company, we are subject to regulation and supervision primarily by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). QCBT and CRBT, as Iowa-chartered state member banks, are subject to regulation and supervision primarily by both the Iowa Superintendent of Banking and the Federal Reserve. RB&T, as an Illinois-chartered state member bank, is subject to regulation and supervision primarily by both the Illinois Department of Financial and Professional Regulation and the Federal Reserve. We and our subsidiary banks undergo periodic examinations by these regulators, who have extensive discretion and authority to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies.

The primary federal and state banking laws and regulations that affect us are described in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein. These laws, regulations, rules, standards, policies and interpretations are constantly evolving and may change significantly over time. For example, on July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”) was signed into law, which significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act, together with the regulations to be developed thereunder, includes provisions affecting large and small financial institutions alike, including several provisions that affect how community banks, thrifts and small bank and thrift holding companies are regulated. In addition, in recent years the Federal Reserve has adopted numerous new regulations addressing banks’ overdraft and mortgage lending practices. Further, the Consumer Financial Protection Bureau was recently established, with broad powers to supervise and enforce consumer protection laws, and additional consumer protection legislation and regulatory activity is anticipated in the near future.

In September 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, adopted Basel III, which constitutes a strengthened set of capital requirements for banking organizations in the U.S. and around the world. In July 2013, the U.S. federal banking authorities approved the implementation of the Basel III regulatory capital reforms and issued rules effecting certain changes required by the Dodd-Frank Act (the “Basel III Rules”). The Basel III Rules are applicable to all U.S. banks that are subject to minimum capital requirements, as well as to bank and savings and loan holding companies other than “small bank holding companies” (generally bank holding companies with consolidated assets of less than $1 billion). The Basel III Rules not only increased most of the required minimum regulatory capital ratios, but they introduced a new Common Equity Tier 1 Capital ratio and the concept of a capital conservation buffer. The Basel III Rules also expanded the definition of capital as in effect currently by establishing criteria that instruments must meet to be considered Additional Tier 1 Capital (Tier 1 Capital in addition to Common Equity) and Tier 2 Capital. A number of instruments that qualified as Tier 1 Capital may no longer qualify, or their qualifications will change. The Basel III Rules also permit smaller banking organizations to retain, through a one-time election, the existing treatment for accumulated other comprehensive income, which currently does not affect regulatory capital. The Company made this election in the first quarter of 2015. The Basel III Rules have maintained the general structure of the current prompt corrective action framework, while incorporating the increased requirements. The prompt corrective action guidelines were also revised to add the Common Equity Tier 1 Capital ratio. In order to be a “well-capitalized” depository institution under the new regime, a bank and holding company must maintain a Common Equity Tier 1 Capital ratio of 6.5% or more; a Tier 1 Capital ratio of 8% or more; a Total Capital ratio of 10% or more; and a Tier 1 Leverage Capital ratio of 5% or more. Generally, financial institutions became subject to the new Basel III Rules on January 1, 2015.

U.S. financial institutions are also subject to numerous monitoring, recordkeeping, and reporting requirements designed to detect and prevent illegal activities such as money laundering and terrorist financing. These requirements are imposed primarily through the Bank Secrecy Act, which was most recently amended by the USA Patriot Act. We have instituted policies and procedures to protect us and our employees, to the extent reasonably possible, from being used to facilitate money laundering, terrorist financing and other financial crimes. There can be no guarantee, however, that these policies and procedures are effective.

Failure to comply with applicable laws, regulations or policies could result in sanctions by regulatory agencies, civil monetary penalties, and/or damage to our reputation, which could have a material adverse effect on us. Although we have policies and procedures designed to mitigate the risk of any such violations, there can be no assurance that such violations will not occur.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

Interest rates and other conditions impact our results of operations.

Our profitability is in large part a function of the spread between the interest rates earned on investments and loans/leases and the interest rates paid on deposits and other interest bearing liabilities. Like most banking institutions, our net interest spread and margin will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities will be such that they are affected differently by a given change in interest rates. As a result, an increase or decrease in rates, the length of loan/lease terms, the mix of adjustable and fixed rate loans/leases in our portfolio, the length of time deposits and borrowings, and the rate sensitivity of our deposit customers could have a positive or negative effect on our net income, capital and liquidity. We measure interest rate risk under various rate scenarios and using specific criteria and assumptions. Although we believe our current level of interest rate sensitivity is reasonable and effectively managed, significant fluctuations in interest rates may have an adverse effect on our business, financial condition and results of operations.

Additionally, we anticipate that in conjunction with this offering we will refinance approximately $85.5 million of FHLB borrowings and structured repurchase transactions. Should interest rates increase between the time this offering closes and when we are able to complete the refinancing transaction, the net profitability benefit we anticipate achieving may be reduced. If the cost of the replacement funding to complete the refinancing transaction increases, we may not be able to achieve all anticipated interest cost savings and our future profitability and results of operations may be negatively impacted.

We are required to maintain capital to meet regulatory requirements, and if we fail to maintain sufficient capital, whether due to losses, an inability to raise additional capital or otherwise, our financial condition, liquidity and results of operations, as well as our ability to maintain regulatory compliance, would be adversely affected.

The Company and each of its banking subsidiaries are required by federal and state regulatory authorities to maintain adequate levels of capital to support their operations, which have recently increased due to the effectiveness of the Basel III Rules. We intend to grow our business organically and to explore opportunities to grow our business by taking advantage of attractive acquisition opportunities, and such growth plans may require us to raise additional capital, in addition to the capital we are seeking in this offering, to ensure that we have adequate levels of capital to support such growth on top of our current operations. Our ability to raise additional capital, when and if needed or desired, will depend on conditions in the capital markets, economic conditions and a number of other factors, including investor perceptions regarding the banking industry and market conditions, and governmental activities, many of which are outside our control, and on our financial condition and performance. Accordingly, we cannot assure you that we will be able to raise additional capital if needed or on terms acceptable to us. Our failure to meet these capital and other regulatory requirements could affect customer confidence, our ability to grow, our costs of funds and FDIC insurance costs, our ability to pay dividends on common and preferred stock and to make distributions on our trust preferred securities, our ability to make acquisitions, and our business, results of operations and financial condition. In order to be a “well-capitalized” depository institution under the new regime, a bank and holding company must maintain a Common Equity Tier 1 Capital ratio of 6.5% or more; a Tier 1 Capital ratio of 8% or more; a Total Capital ratio of 10% or more; and a Tier 1 Leverage Capital ratio of 5% or more. Generally, financial institutions became subject to the new Basel III Rules on January 1, 2015.

Our ability to declare and pay dividends is limited and the failure to pay interest on our debt may adversely impact our ability to pay common stock dividends.

There can be no assurance of whether or when we may pay dividends in the future. Future dividends, if any, will be declared and paid at the discretion of our board of directors and will depend on a number of factors, including cash dividends received from our subsidiary banks, as discussed below. Additionally, certain debt instruments may limit our ability to pay dividends. As of March 31, 2015, we had $40.5 million of junior subordinated debentures held by six business trusts that we control. Interest payments on the debentures, which totaled $1.2 million for 2014, must be paid before we pay dividends on our capital stock, including our common stock. We have the right to defer interest payments on the debentures for up to 20 consecutive quarters. However, if we elect to defer interest payments, all deferred interest must be paid before we may pay dividends on our capital stock. Deferral of interest payments on the debentures could cause a subsequent decline in the market price of our common stock because we would not be able to pay dividends on our common stock.

As a bank holding company, our sources of funds are limited.

We are a bank holding company, and our operations are primarily conducted by our subsidiary banks, which are subject to significant federal and state regulation. When available, cash to pay dividends to our stockholders is derived primarily from dividends received from our subsidiary banks. Our ability to receive dividends or loans from our subsidiary banks is restricted. Dividend payments by our subsidiaries to us in the future will require generation of future earnings by them and could require regulatory approval if any proposed dividends are in excess of prescribed guidelines. Further, as a structural matter, our right to participate in the assets of our subsidiary banks in the event of a liquidation or reorganization of any of the banks would be subject to the claims of the creditors of such bank, including depositors, which would take priority except to the extent we may be a creditor with a recognized claim. As of March 31, 2015, our subsidiary banks had deposits and other liabilities in the aggregate of approximately $2.27 billion.

Declines in asset values may result in impairment charges and adversely affect the value of our investments, financial performance and capital.

The market value of investments in our securities portfolio has become increasingly volatile in recent years, and as of March 31, 2015, we had gross unrealized losses of $3.7 million, or 0.6% of amortized cost, in our investment portfolio (more than offset by gross unrealized gains of $5.7 million). The market value of investments may be affected by factors other than the underlying performance of the servicer of the securities or the mortgages underlying the securities, such as ratings downgrades, adverse changes in the business climate and a lack of liquidity in the secondary market for certain investment securities. On a quarterly basis, we formally evaluate investments and other assets for impairment indicators. We may be required to record additional impairment charges if our investments suffer a decline in value that is considered other-than-temporary. If we determine that a significant impairment has occurred, we would be required to charge against earnings the credit-related portion of the other-than-temporary impairment, which could have a material adverse effect on our results of operations in the periods in which the write-offs occur. Based on management’s evaluation, it was determined that the gross unrealized losses at March 31, 2015 were temporary and primarily a function of the changes in certain market interest rates.

Liquidity risks could affect operations and jeopardize our business, results of operations and financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, the sale of securities and/or loans and other sources could have a substantial negative effect on our liquidity. Our primary sources of funds consist of cash from operations, deposits, investment maturities and calls, and loan/lease repayments. Additional liquidity is provided by federal funds purchased from the Federal Reserve Bank of Chicago (the “Federal Reserve Bank”) or other correspondent banks, Federal Home Loan Bank advances, wholesale and customer repurchase agreements, brokered time deposits, and the ability to borrow at the Federal Reserve Bank’s Discount Window. Our access to funding sources in amounts adequate to finance or capitalize our activities or on terms that are acceptable to us could be impaired by factors that affect us directly or the financial services industry or economy in general, such as disruptions in the financial markets or negative views and expectations about the prospects for the financial services industry.

During the Great Recession and subsequent recovery, the financial services industry and the credit markets generally were materially and adversely affected by significant declines in asset values and by a lack of liquidity. The liquidity issues were particularly acute for regional and community banks, as many of the larger financial institutions significantly curtailed their lending to regional and community banks to reduce their exposure to the risks of other banks. In addition, many of the larger correspondent lenders reduced or even eliminated federal funds lines for their correspondent customers. Furthermore, regional and community banks generally have less access to the capital markets than do the national and super-regional banks because of their smaller size and limited analyst coverage. Any decline in available funding could adversely impact our ability to originate loans/leases, invest in securities, meet our expenses, pay dividends to our stockholders, or fulfill obligations such as repaying our borrowings or meeting deposit withdrawal demands, any of which could have a material adverse impact on our liquidity, business, results of operations and financial condition.

Our business is concentrated in and dependent upon the continued growth and welfare of the Quad Cities, Cedar Rapids, Cedar Valley and Rockford markets.

We operate primarily in the Quad Cities, Cedar Rapids, Cedar Valley and Rockford markets, and as a result, our financial condition, results of operations and cash flows are subject to changes in the economic conditions in those areas. We have developed a particularly strong presence in Bettendorf, Cedar Falls, Cedar Rapids, Davenport, and Waterloo, Iowa and Moline and Rockford, Illinois and their surrounding communities. Our success depends upon the business activity, population, income levels, deposits and real estate activity in these markets. Although our customers’ business and financial interests may extend well beyond these market areas, adverse economic conditions that affect these market areas could reduce demand for our products and services, affect the ability of our customers to repay their loans to us, increase the levels of our nonperforming and problem loans, and generally affect our financial condition and results of operations. Because of our geographic concentration, we are less able than other regional or national financial institutions to diversify our credit risks across multiple markets.

We face intense competition in all phases of our business from other banks and financial institutions.

The banking and financial services businesses in our markets are highly competitive. Our competitors include large regional banks, local community banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market mutual funds, credit unions and other non-bank financial services providers. Many of these competitors are not subject to the same regulatory restrictions as we are. Many of our unregulated competitors compete across geographic boundaries and are able to provide customers with a feasible alternative to traditional banking services. Additionally, we understand that certain credit union organizations are planning to compete with us in our existing markets with an increased physical presence.

Increased competition in our markets may result in a decrease in the amounts of our loans and deposits, reduced spreads between loan/lease rates and deposit rates or loan/lease terms that are more favorable to the borrower. Any of these results could have a material adverse effect on our ability to grow and remain profitable. If increased competition causes us to significantly discount the interest rates we offer on loans or increase the amount we pay on deposits, our net interest income could be adversely impacted. If increased competition causes us to modify our underwriting standards, we could be exposed to higher losses from lending and leasing activities. Additionally, many of our competitors are much larger in total assets and capitalization, have greater access to capital markets, have larger lending limits and offer a broader range of financial services than we can offer.

Our correspondent banking business subjects us to concentration and lending risks.

We have significantly grown our portfolio of correspondent bank customers in recent years. As of March 31, 2015, noninterest-bearing correspondent bank deposits totaled approximately $291 million, which was 17% of our total deposits and 12% of our total assets. We closely monitor this concentration using measures such as detailed trend reporting on an individual bank basis. Should the liquidity needs change for our downstream correspondent banks and the level of the noninterest-bearing deposits they have with us decline, our liquidity would be negatively impacted. We may have to replace the funding with higher cost deposits or other borrowings, which could have a material adverse impact on our liquidity, results of operations and financial condition.

As part of our relationship with some of our correspondent banking customers, in addition to credit arrangements at the depository institution, we also make secured loans to the parent bank holding company. As of March 31, 2015, we had approximately $64 million in loans outstanding to correspondent banking customers. Currently, consistent with market practices in this business line, we seek to structure these loans as senior secured loans and, with respect to our loans to bank holding companies, we take the capital stock of the subsidiary depository institution as collateral. Notwithstanding our efforts to manage the credit risks associated with our correspondent banking business, the failure or financial distress of a depository institution owned by a bank holding company to whom we have made a loan may result in an impairment of our loan and lease losses. To the extent that our correspondent banking customers experience deterioration in their financial condition, our results of operations and financial condition may be adversely impacted.

The soundness of other financial institutions could negatively affect us.

Our ability to engage in routine funding and other transactions could be negatively affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and losses of depositor, creditor and counterparty confidence and could lead to losses or defaults by us or by other institutions. We could experience increases in deposits and assets as a result of the difficulties or failures of other banks, which would increase the capital we need to support our growth.

Our community banking strategy relies heavily on our subsidiaries’ independent management teams, and the unexpected loss of key managers may adversely affect our operations.

We rely heavily on the success of our subsidiary banks’ independent management teams. Accordingly, much of our success to date has been influenced strongly by our ability to attract and to retain senior management experienced in banking and financial services and familiar with the communities in our market areas. Our ability to retain the executive officers and current management teams of our operating subsidiaries will continue to be important to the successful implementation of our strategy. It is also critical, as we manage our existing portfolio and grow, to be able to attract and retain qualified additional management and loan officers with the appropriate level of experience and knowledge about our market areas to implement our community-based operating strategy. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business, financial condition and results of operations.

We have a continuing need for technological change, and we may not have the resources to effectively implement new technology.

The financial services industry continues to undergo rapid technological changes with frequent introductions of new technology-driven products and services. In addition to enabling us to better serve our customers, the effective use of technology increases efficiency and the potential for cost reduction, and enables us to manage our regulatory risks and compliance obligations more effectively. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations as we continue to grow our market share. Many of our larger competitors have substantially greater resources to invest in technological improvements. As a result, they may be able to offer additional or superior products to those that we will be able to offer, which would put us at a competitive disadvantage. Similarly, our ability to effectively manage certain regulatory risks and compliance obligations will depend on our ability to deploy new technology and enhancements to our current systems. We cannot provide you with assurance that we will be able to effectively implement new technology-driven products and services manage regulatory and compliance risks that require the use of new technology or enhancements to our systems.

Our information systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business and deliver our products. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches of our information systems or our customers’ information or computer systems would not damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Our reputation could be damaged by negative publicity.

Reputational risk, or the risk to our business, financial condition or results of operations from negative publicity, is inherent in our business. Negative publicity can result from actual or alleged conduct in a number of areas, including legal and regulatory compliance, lending practices, corporate governance, litigation, inadequate protection of customer data, ethical behavior of our employees, and from actions taken by regulators, ratings agencies and others as a result of that conduct. Damage to our reputation could impact our ability to attract new or maintain existing loan and deposit customers, employees and business relationships.

The repeal of federal prohibitions on payment of interest on business demand deposits could increase our interest expense.

All federal prohibitions on the ability of financial institutions to pay interest on business demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, some financial institutions have commenced offering interest on these demand deposits to compete for customers. If competitive pressures require us to pay interest on these demand deposits to attract and retain business customers, our interest expense would increase and our net interest margin would decrease. This could have a material adverse effect on our business, financial condition and results of operations. Further, the effect of the repeal of the prohibition could be more significant in a higher interest rate environment as business customers would have a greater incentive to seek interest on demand deposits.

The preparation of our consolidated financial statements requires us to make estimates and judgments, which are subject to an inherent degree of uncertainty and which may differ from actual results.

Our consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles and general reporting practices within the financial services industry, which require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Some accounting policies, such as those pertaining to our allowance, require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty and actual results may differ from these estimates and judgments under different assumptions or conditions, which may have a material adverse effect on our financial condition or results of operations in subsequent periods.

From time to time, the Financial Accounting Standards Board and the SEC change the financial accounting and reporting standards or the interpretation of those standards that govern the preparation of our external financial statements. These changes are beyond our control, can be difficult to predict and could materially impact how we report our financial condition and results of operations.

Changes in these standards are continuously occurring, and given the current economic environment, more drastic changes may occur. The implementation of such changes could have a material adverse effect on our financial condition and results of operations.

Secondary mortgage and government guaranteed loan market conditions could have a material impact on our financial condition and results of operations.

Currently, we sell a portion of the residential real estate and government guaranteed loans we originate. The profitability of these operations depends in large part upon our ability to make loans and to sell them in the secondary market at a gain. Thus, we are dependent upon the existence of an active secondary market and our ability to profitably sell loans into that market.

In addition to being affected by interest rates, the secondary markets are also subject to investor demand for residential mortgages and government guaranteed loans and investor yield requirements for those loans. These conditions may fluctuate or even worsen in the future. As a result, a prolonged period of secondary market illiquidity may reduce our loan production volumes and could have a material adverse effect on our financial condition and results of operations.

Customers may decide not to use banks to complete their financial transactions, which could result in a loss of income to us.

Technology and other changes are allowing customers to complete financial transactions using nonbanks that historically have involved banks at one or both ends of the transaction. For example, customers can now pay bills and transfer funds directly without going through a bank. The process of eliminating banks as intermediaries, known as disintermediation, could result in the loss of fee income as well as the loss of customer deposits.

Risks Related to Our Common Stock and this Offering

Our stock price can be volatile, which may make it more difficult to resell our common stock at a desired time and price.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including, among other things:

•	actual or anticipated quarterly fluctuations in our operating and financial results, particularly if such results vary from the expectations of management, securities analysts and investors, including with respect to further loan losses we may incur;

•	announcements regarding significant transactions in which we may engage, including this offering;

•	market assessments regarding such transactions, including the timing, terms and likelihood of success of this offering;

•	changes or perceived changes in our operations or business prospects;

•	legislative or regulatory changes affecting our industry generally or our businesses and operations;

•	the failure of general market and economic conditions to stabilize and recover, particularly with respect to economic conditions in Iowa and Illinois, and the pace of any such stabilization and recovery;

•	the operating and share price performance of companies that investors consider to be comparable to us;

•	future offerings by us of debt, preferred stock or trust preferred securities, each of which would be senior to our common stock upon liquidation and for purposes of dividend distributions;

•	actions of our current stockholders, including future sales of common stock by existing stockholders and our directors and executive officers; and

•	other changes in U.S. or global financial markets, economies and market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock price volatility may make it more difficult for a stockholder to resell our common stock when a stockholder wants to and at prices a stockholder finds attractive or at all.

Our common stock trading volume may not provide adequate liquidity for investors.

Although our common stock is listed for trading on the NASDAQ Global Market, our common stock has less liquidity than larger financial institutions. A public trading market having the desired characteristics of depth, liquidity or orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This marketplace depends on the individual decisions of investors and general economic and market conditions over which we have no control. Our relatively lower trading volume may affect your ability to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price of our common stock. For these reasons, our common stock should not be viewed as a short-term investment.

The market price of our common stock may decline after this offering.

We are currently offering for sale 3,200,000 shares of our common stock (3,680,000 shares of common stock if the underwriters exercise their option to purchase additional shares in full). The possibility that substantial amounts of shares of our common stock may be sold in the public market may cause prevailing market prices for our common stock to decrease. Additionally, because stock prices generally fluctuate over time, purchasers of common stock in the offering may not be able to sell shares after the offering at a price equal to or greater than the actual purchase price. Broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. Purchasers should consider these factors in determining whether to purchase shares of common stock and the timing of any sale of shares of common stock.

We will retain broad discretion in using the net proceeds from this offering and the resources newly available to us as a result of using the net proceeds from this offering to pay off debt, and may not use such resources effectively.

We intend to use a portion of the net proceeds of this offering to repay our existing senior and subordinated debt. We believe that ultimately the repayment of our outstanding senior and subordinated debt with the proceeds of this offering will benefit us in a number of ways, including by: (i) reducing our interest expense; (ii) reducing holding company leverage; (iii) enhancing our regulatory capital position by replacing non-qualifying funds and funds qualifying as Tier 2 capital with funds qualifying as Tier 1 capital; and (iv) supporting the future growth of our organization by freeing additional resources that may be used to accelerate organic growth in our existing or new markets or to potentially pursue opportunistic acquisitions of similar or complementary financial services organizations.

The balance of the net proceeds and the funds made available to us for other uses as a result of the repayment of our senior and subordinated debt may be applied in ways with which some investors in this offering may not agree. Moreover, our management may use the proceeds or the funds made available for corporate purposes or for potential acquisitions that may not increase our market value or make us more profitable. Management’s failure to use such funds effectively could have an adverse effect on our business, results of operations and financial condition. In addition, it may take us some time to effectively deploy the proceeds from this offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted.

Securities that we issue, including our common stock, are not FDIC insured.

Securities that we issue, including our common stock, are not savings or deposit accounts or other obligations of any bank and are not insured by the FDIC or any other governmental agency or instrumentality or any private insurer and are subject to investment risk, including the possible loss of your investment.

We may issue debt and equity securities that are senior to our common stock as to distributions and in liquidation, which could negatively affect the value of our common stock.

In the future, we may increase our capital resources by entering into debt or debt-like financing or issuing debt or equity securities, which could include issuances of senior notes, subordinated notes, preferred stock or common stock. In the event of our liquidation, any lenders and holders of such debt securities and preferred stock would receive a distribution of our available assets before distributions to the holders of our common stock. Our decision to incur debt and issue securities in future offerings may depend on market conditions and other factors beyond our control. We cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Future offerings could reduce the value of shares of our common stock and dilute a stockholder’s interest in us.

Anti-takeover provisions could negatively impact our stockholders.

The laws of Delaware include provisions which are designed to provide our board of directors with time to consider whether a hostile takeover offer is in the best interests of us and our stockholders. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. The provisions also could diminish the opportunities for a holder of our common stock to participate in tender offers, including tender offers at a price above the then-current price for our common stock. These provisions could also prevent transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices, and may limit the ability of our stockholders to approve transactions that they may deem to be in their best interests.

If, as a result of this offering or otherwise, an entity holds as little as a 5% interest in our outstanding securities, that entity could, under certain circumstances, be subject to regulation as a “bank holding company.”

Any entity, including a “group” composed of natural persons, owning or controlling with the power to vote 25% or more of our outstanding securities, or 5% or more if the holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Reserve Board under the BHC Act to acquire or retain 5% or more of our outstanding securities. Regulation as a bank holding company could require the holder to divest all or a portion of the holder’s investment in our securities or those nonbanking investments that may be deemed impermissible or incompatible with bank holding company status, such as a material investment in a company unrelated to banking.

Any person not defined as a company by the BHC Act may be required to obtain the approval of the Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of our outstanding securities.

Any person not otherwise defined as a company by the BHC Act and its implementing regulations may be required to obtain the approval of the Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of our outstanding securities. Applying to obtain this approval could result in a person incurring substantial costs and time delays. There can be no assurance that regulatory approval will be obtained.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS PAID

Our common stock trades on the NASDAQ Global Market under the symbol “QCRH.” As of April 29, 2015, there were 7,995,810 shares of common stock outstanding held by approximately 850 stockholders of record and approximately 2,250 additional stockholders held shares in street name. The following table sets forth the high and low closing sale prices for our common stock, as reported by NASDAQ, for the calendar quarter indicated.

	2015 Sales Price						2014 Sales Price		2013 Sales Price
	High			Low			High	Low	High	Low
First quarter		$18.19			$16.91		$17.48	$16.99	$16.96	$13.05
Second quarter		$19.05	(1)		$17.51	(1)	$17.96	$17.00	$16.50	$13.18
Third quarter	$	N/A		$	N/A		$18.10	$16.96	$16.51	$14.96
Fourth quarter	$	N/A		$	N/A		$18.20	$17.50	$18.20	$15.65

(1)	Through May 7, 2015

We have generally paid regular cash dividends on our common stock on a semi-annual basis. During the past two years, we paid a cash dividend of $0.04 per share on the following dates: July 8, 2013, January 7, 2014, November 6, 2014 and January 7, 2015. In the future, it is our intention to continue to consider the payment of dividends on a semi-annual basis. We anticipate an ongoing need to retain much of our operating income to help provide the capital for continued growth, but believe that operating results have reached a level that can sustain dividends to stockholders.

Additional information about restrictions applicable to our ability to pay cash dividends may be found in Part II, Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein.

USE OF PROCEEDS

We anticipate receiving approximately $55.2 million (or approximately $63.6 million if the underwriters exercise their option to purchase additional shares in full) in net proceeds from the sale of our common stock in this offering after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use a portion of the net proceeds from this offering to: (i) repay our senior indebtedness with First National Bank of Omaha in the aggregate principal amount of $16.5 million; (ii) subject to any necessary regulatory approval, redeem our outstanding 6.00% Series A Subordinated Notes, due September 1, 2018, in the aggregate principal amount of $2.7 million; and (iii) support the restructuring by our subsidiary banks of certain long-term, high-cost wholesale borrowings and structured repurchase transactions, which will result in a one-time charge. As of the date of this prospectus, we currently anticipate that this restructuring will involve the refinancing of $85.5 million of FHLB borrowings and structured repurchase transactions with a weighted average cost of 4.24% and an estimated weighted average cost of replacement funding of 1.03%, resulting in a net benefit of 3.21%. We intend to use the remaining net proceeds for general corporate purposes, to accelerate our organic growth, pursue opportunistic acquisitions of similar or complementary financial services organizations and to explore other long-term strategic opportunities that may arise. We do not have any agreements or commitments with respect to any acquisitions at this time.

We expect the repayment of our existing senior and subordinated debt, as well as the restructuring of certain of our subsidiary banks’ wholesale borrowings and structured repurchases, to benefit us in a number of ways, including by: (i) reducing our interest expense; (ii) reducing our holding company leverage; (iii) enhancing our regulatory capital position by replacing non-qualifying funds and funds qualifying as Tier 2 capital with funds qualifying as Tier 1 capital; and (iv) supporting the future growth of our organization by freeing additional resources that may be used to accelerate organic growth in our existing or new markets and to potentially pursue opportunistic acquisitions of similar or complementary financial services organizations.

Our senior indebtedness with First National Bank of Omaha currently bears interest at a rate of 3.27% and is scheduled to mature on June 24, 2018.

CAPITALIZATION

The table below sets forth our consolidated capitalization as of March 31, 2015 on an actual basis and on an as adjusted basis to give effect to the issuance and sale of 3,200,000 shares of our common stock offered in this offering at an offering price of $18.25 per share, and the application of the net proceeds therefrom after deducting the underwriting discount and our estimated offering expenses as described in “Use of Proceeds.”

The information presented below is only a summary and should be read together with the financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, and assumes that the underwriters’ option to purchase additional shares is not exercised.

	As of March 31, 2015
($ in thousands)	Actual	As Adjusted
Cash and cash equivalents	$76,292	$112,412

DEBT:
Senior term notes	16,450	—
Series A subordinated notes	2,660	—
Junior subordinated debentures	40,458	40,458

Total debt	$59,568	$40,458

STOCKHOLDERS’ EQUITY:
Common stock, $1.00 par value per share; authorized 20,000,000 actual and as adjusted; issued and outstanding 7,991,794 actual; 11,191,794 as adjusted	$8,113	$11,313
Additional paid-in capital	62,149	114,179
Accumulated other comprehensive income	286	286
Treasury stock – 121,246 shares, at cost	(1,607)	(1,607)
Retained earnings	82,055	82,055

Total stockholders’ equity	$150,996	$206,226

Total capitalization	$210,564	$246,684

REGULATORY CAPITAL RATIOS:
Common Equity Tier 1 Capital ratio	7.24%	10.03%
Tier 1 Capital ratio	9.00%	11.79%
Total Capital ratio	10.30%	13.01%
Tier 1 Leverage Capital ratio	7.14%	9.35%

OTHER CAPITAL RATIOS:
Tangible common equity/total tangible assets	5.88%	7.98%

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement with Keefe, Bruyette & Woods, Inc., as the representative of the underwriters named below, each underwriter named below has severally agreed to purchase from us the respective number of shares of our common stock set forth opposite its name in the following table:

Name	Number of Shares
Keefe, Bruyette & Woods, Inc.	1,760,000
Raymond James & Associates, Inc.	1,120,000
FIG Partners, LLC	192,000
D.A. Davidson & Co.	128,000

Total	3,200,000

The underwriting agreement provides that the underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares of our common stock, but is not responsible for the commitment of any other underwriter. The underwriting agreement provides that the underwriters’ several obligations to purchase our common stock depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material adverse change in the financial markets; and

•	we deliver customary closing documents and legal opinions to the underwriters.

Subject to these conditions, the underwriters are committed to purchase and pay for all shares of common stock offered by this prospectus supplement, if any such shares of our common stock are purchased. The underwriters are not, however, obligated to purchase or pay for the shares of our common stock covered by the underwriters’ option to purchase additional shares described below, unless and until they exercise this option.

The common stock is being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.

Offering Price

We have been advised that the underwriters propose to offer our common stock to the public at the offering price set forth on the cover of this prospectus supplement and to certain selected dealers at this price, less a concession not in excess of $0.5475 per share. The underwriters may allow, and any selected dealers may reallow, a concession not to exceed $0.10 per share to certain brokers and dealers. After our common stock is released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

Directed Share Program

At our request, the underwriters have reserved for sale up to 168,000 shares of our common stock to be sold in this offering under the Directed Share Program, at the public offering price, to current stockholders, local investors, directors, officers, employees, business associates, and related persons. Reserved shares purchased by our directors and executive officers will be subject to the lock-up provisions described below.

The number of shares of our common stock available for sale to the general public will be reduced to the extent reserved shares are sold to participants under the Directed Share Program. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus supplement, except that the underwriters will reserve these shares specifically for purchase by these participants. No participants in our Directed Share Program have any obligation or have made any commitment to purchase any of the shares in this offering, and there can be no assurance as to the number of shares in this offering they may purchase, if any.

Electronic Prospectus Delivery

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters or any selling group member. In connection with this offering, certain of the underwriters, selling group members or securities dealers may distribute prospectuses electronically. The representative may agree to allocate a number of shares of our common stock to underwriters or selling group members for sale to their online brokerage account holders. The representative will allocate shares of our common stock to underwriters or selling group members that may make Internet distributions on the same basis as other allocations. Other than this prospectus supplement in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter, selling group member or syndicate member is not part of this prospectus supplement.

Underwriters’ Option to Purchase Additional Shares

We have granted to the underwriters a 30-day option to purchase additional shares, from the date of the pricing of this offering, to purchase up to an aggregate of 480,000 shares of our common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus supplement.

Underwriting Discount and Offering Expenses

The table below shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown reflecting no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share	No Exercise	Full Exercise
Public offering price	$18.2500	$58,400,000	$67,160,000
Underwriting discount	$0.9125	$2,920,000	$3,358,000
Proceeds, before expenses, to us	$17.3375	$55,480,000	$63,802,000

We estimate that our share of the total offering expenses, excluding the underwriting discount, will be approximately $250,000. We have agreed to reimburse the underwriters for all expenses in connection with the Financial Industry Regulatory Authority, Inc. review of this offering.

Indemnification and Contribution

We have agreed to indemnify the underwriters and persons who control the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Lock-Up Agreements

We, our directors and certain of our officers have agreed that for a period of 90 days from the date of this prospectus supplement (subject to possible extension), neither we nor any of our executive officers or directors will, without the prior written consent of Keefe, Bruyette & Woods, Inc., as the representative of the underwriters, sell, offer to sell or otherwise dispose of or hedge any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. These lock-up agreements contain exceptions, including for certain gifts, estate planning transactions, lending transactions, and exercises of currently outstanding stock options. Keefe, Bruyette & Woods, Inc., in its sole discretion, may release the securities subject to these lock-up agreements at any time without notice.

Price Stabilization and Short Positions

In connection with this offering, the underwriters and selling group members may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters or selling group members of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters and selling group members will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the option to purchase additional shares. The underwriters and selling group members must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters or selling group members are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriters or selling group members may discontinue them at any time. The underwriters and selling group members may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Passive Market Marketing

In connection with this offering, the underwriters, selling group members and selected dealers may engage in passive market making transactions in our common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters, selling group members and selected dealers are not required to engage in a passive market making and may end passive market making activities at any time.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment advisory, investment research, principal investment, hedging, financing, loan referrals, valuation and brokerage activities. From time to time, the underwriters and/or their respective affiliates have directly and indirectly engaged, and may in the future engage, in various financial advisory, investment banking loan referrals and commercial banking services with us and our affiliates, for which they received or paid, or may receive or pay, customary compensation, fees and expense reimbursement. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

Other Considerations

It is expected that delivery of the common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement. Under Rule 15c6-1 promulgated under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock offered hereby which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year, (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of Keefe, Bruyette & Woods, Inc. for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares of common stock offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The legality of the issuance of the common stock offered by this prospectus supplement will be passed upon for us by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Kirkland & Ellis LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of QCR Holdings, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated by reference in this prospectus supplement, have been audited by McGladrey LLP, an independent registered public accounting firm as stated by their reports incorporated by reference herein, and have been so incorporated in reliance upon such reports, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$75,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Depositary Shares

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

Units

QCR Holdings, Inc. (“we,” “us,” “our” or the “Company”) may offer from time to time to sell, in one or more series, and in any combination, the securities described in this prospectus.

This prospectus describes the general terms of these securities and the general manner in which we will offer them. Each time that we offer and sell securities using this prospectus, we will provide a supplement to this prospectus that contains specific information about the securities and their terms and the manner in which we will offer them for sale. The prospectus supplement also may add or update information contained in this prospectus. You should carefully read this prospectus and any supplement to this prospectus, as well as any documents we have incorporated into this prospectus by reference, before you invest in any of these securities. References herein to “prospectus supplement” are deemed to refer to any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

We may offer and sell these securities through underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. We will provide the names of any such underwriters, dealers or agents used in connection with the sale of any of these securities, as well as any fees, commissions or discounts we may pay to such underwriters, dealers or agents in connection with the sale of these securities, in the applicable prospectus supplement.

Our common stock is listed on the NASDAQ Global Market under the symbol “QCRH”. Our principal executive offices are located at 3551 Seventh Street, Moline, Illinois 61265 and our telephone number is (309) 743-7721.

These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

Investing in our securities involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July 14, 2014.

i

RISK FACTORS

An investment in our securities involves certain risks. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as the same may be updated from time to time by our future filings with the Securities and Exchange Commission, which we refer to as the SEC, as well as those contained in any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and documents incorporated by reference in this prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with SEC using a “shelf” registration process. Under this shelf registration process, we may sell from time to time, in one or more offerings, on a continuous or delayed basis, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus (including the documents incorporated by reference) and the applicable prospectus supplement together with the additional information referred to under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or in any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of its date only.

Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into, or exercisable for, other securities that are described in this prospectus or will be described in a prospectus supplement, and may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. The securities offered hereby may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

The registration statement that contains this prospectus, including the exhibits to the registration statement, also contains additional information about us and the securities offered under this prospectus. You can find the registration statement at the SEC’s website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus contain, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act

of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information available to management at the time the statements are made, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “bode,” “predict,” “suggest,” “project,” “appear,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should,” “likely,” or other similar expressions. Additionally, all statements in this prospectus and the documents we incorporate by reference in this prospectus, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. The factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries are detailed in the “Risk Factors” section included under Item 1A. of Part I of our most recent Annual Report on Form 10-K and in the “Risk Factors” sections of this prospectus and the applicable prospectus supplement. In addition, there are other factors that may impact any public company, including ours, which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries. These additional factors include, but are not limited to, the following:

•	The economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the U.S. to any such threats and attacks.

•	The costs, effects and outcomes of existing or future litigation.

•	Changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies, the Financial Accounting Standards Board, the SEC or the Public Company Accounting Oversight Board.

•	The ability of the Company to manage the risks associated with the foregoing as well as anticipated.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

QCR HOLDINGS, INC.

We are a multi-bank holding company headquartered in Moline, Illinois, formed in February 1993 under the laws of the state of Delaware. We serve the Quad Cities, Cedar Rapids and Rockford communities through the following three wholly-owned banking subsidiaries, which provide full-service commercial and consumer banking and trust and asset management services:

•	Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994;

•	Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001; and

•	Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005.

With the acquisition of Community National Bancorporation on May 13, 2013, we now serve the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. We also engage in direct financing lease contracts through m2 Lease Funds, LLC, a wholly-owned subsidiary of Quad City Bank & Trust Company based in Brookfield, Wisconsin. At March 31, 2014, we had assets of $2.4 billion, deposits of $1.7 billion and stockholders’ equity of $141.4 million.

Our principal executive office is located at 3551 Seventh Street, Moline, Illinois 61265 and our telephone number is (309) 743-7721.

Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the securities offered hereby for general corporate purposes, which may include, among other things, investments in or advances to our subsidiaries, working capital, capital expenditures, stock repurchases, debt repayment or the financing of possible acquisitions. The prospectus supplement relating to a particular offering of securities by us will identify the particular use of proceeds for that offering. Until we use the net proceeds from an offering, we may place the net proceeds in temporary investments or hold the net proceeds in deposit accounts at a banking subsidiary of the Company.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units and units that we may offer and sell from time to time. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our Certificate of Incorporation, as amended (our “Certificate of Incorporation”), our Bylaws, as amended (our “Bylaws”), the Delaware General Corporation Law and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms, limitations, voting powers and relative rights of our capital stock as contained in our Certificate of Incorporation, which is incorporated by reference herein. This summary does not purport to be a complete description of the terms and conditions of our capital stock in all respects and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws, the Delaware General Corporation Law and any other documents referenced in the summary descriptions and from which the summary descriptions are derived. Although we believe this summary covers the material terms and provisions of our capital stock set forth in our Certificate of Incorporation, it may not contain all of the information that is important to you.

Authorized Shares of Capital Stock

We have the authority to issue 20,000,000 shares of common stock, $1.00 par value per share, and 250,000 shares of preferred stock, $1.00 par value per share. As of June 26, 2014, we had 7,926,643 shares of common stock (exclusive of shares held in treasury) and no shares of preferred stock issued and outstanding.

On June 30, 2014, the Company redeemed the remaining 14,867 shares of its Series F Non-Cumulative Perpetual Preferred Stock (the “Series F Preferred Stock”) from the United States Department of the Treasury (“Treasury”) for an aggregate redemption amount of $14,867,000 plus unpaid dividends to the date of redemption of $330,791.

Previously, on September 15, 2011, the Company issued 40,090 shares of Series F Preferred Stock to the Treasury for an aggregate purchase price of $40,090,000. The sale of Series F Preferred Stock was the result of an investment by Treasury under the Small Business Lending Fund. Prior to the final redemption on June 30, 2014, the Company redeemed 10,223 shares of Series F Preferred Stock on June 29, 2012, and redeemed 15,000 shares of Series F Preferred Stock on March 31, 2014.

Common Stock

Dividend Rights. Holders of our common stock are entitled to receive any cash dividends that may be declared by our board of directors. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Subject to these restrictions, the declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon our earnings and financial condition, our capital requirements and those of our subsidiaries, regulatory conditions and considerations and other factors as our board of directors may deem relevant. No cash dividends will be paid with respect to our common stock for any period unless dividends for the same period, and any accumulated but unpaid dividends, with respect to any outstanding series of our preferred stock having preferential rights with respect to dividends have been paid.

Voting Rights. Each share of common stock entitles the holder thereof to one vote per share on all matters on which the holders of our common stock are entitled to vote. The common stock does not have cumulative voting rights.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preemptive Rights. The holders of our common stock have no preemptive rights.

Miscellaneous. Shares of our common stock are not convertible into shares of any other class of capital stock. The issued and outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

General. We may issue up to 250,000 shares of preferred stock, $1.00 par value per share, from time to time in one or more series. Our board of directors, without further approval of our stockholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares being offered;

•	the title and liquidation preference per share;

•	the purchase price;

•	the dividend rate or method for determining that rate;

•	the dates on which dividends will be paid;

•	whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

•	any applicable redemption or sinking fund provisions;

•	any applicable conversion provisions;

•	whether we have elected to offer depositary shares with respect to that series of preferred stock; and

•	any additional dividend, liquidation and other rights and restrictions applicable to that series of preferred stock.

The shares of preferred stock will, when issued against full payment of their purchase price, be fully paid and nonassessable.

Dividend Rights. If you purchase preferred stock being offered by use of this prospectus and an applicable prospectus supplement, you will be entitled to receive, when, as and if declared by our board of directors, dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed, variable or both. The nature, amount, rates, timing and other details of dividend rights for a series of preferred stock will be described in the applicable prospectus supplement and will be payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of our stock, as described in the applicable prospectus supplement. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.

Voting Rights. The voting rights of preferred stock of any series being offered will be described in the applicable prospectus supplement.

Liquidation Rights. In the event that we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, holders of our preferred stock will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement, plus accrued and unpaid dividends, if any, before we make any distribution of assets to the holders of our common stock or any junior preferred stock. If we fail to pay in full all amounts payable with respect to preferred stock being offered by us and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. For any series of preferred stock being offered by this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs.

Redemption. The terms, if any, on which shares of a series of preferred stock being offered may be redeemed will be described in the applicable prospectus supplement. The preferred stock of a series may be redeemed in such amount or amounts, and at such time or times, if any, as may be provided in respect of that particular series of preferred stock. Preferred stock may be redeemed by the Company only to the extent legally permissible.

Conversion Rights. The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock being offered are convertible into shares of our common stock or another series of our preferred stock.

Series B Junior Participating Preferred Stock

We have 10,000 shares of preferred stock designated as Series B Junior Participating Preferred Stock (the “Series B Preferred Stock”), $1.00 par value per share, none of which were issued and outstanding as of June 26, 2014. As discussed under the heading “—Antitakeover Provisions—Stockholders’ Rights Agreement,” we declared a dividend of one right for each share of our common stock in conjunction with the adoption of a stockholders’ rights plan, which represented the right to purchase one one-thousandth of a share of Series B Preferred Stock. Pursuant to the terms of the stockholders’ rights plan, one right will be issued with each share of common stock issued by the Company, which right will be governed by the stockholders’ rights plan.

Anti-Takeover Provisions

General. Certain provisions of our Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law may have the effect of impeding the acquisition of control of the Company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which our stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of our current board of directors or management more difficult.

Certificate of Incorporation; Bylaws. These provisions of our Certificate of Incorporation and our Bylaws include the following:

•	Our board of directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of the Company, and have the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions;

•	Our Certificate of Incorporation does not provide for cumulative voting for any purpose, and our Certificate of Incorporation also provides that any action required or permitted to be taken by stockholders may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting unless authorized by not less than 80% of the directors;

•	Certain transactions (including any merger or consolidation, the sale, lease or exchange of all of substantially all assets, any issuance or transfer of any voting securities to any other entity in exchange for cash, assets or securities, and the voluntary dissolution of the Company) must be approved by at least 75% of the outstanding voting stock, unless approved by not less than 80% of the directors;

•	When evaluating a proposal by another person to make a tender or exchange offer for an equity security, to merge or consolidate with us or to purchase or otherwise acquire all or substantially all of our assets, our Certificate of Incorporation allows the board of directors to consider non-stockholder interests, such as the social and economic effects of the transaction on us and our subsidiaries and the other elements of the communities in which we and our subsidiaries operate or are located; and

•

The amendment of our Certificate of Incorporation must be approved by a majority vote of the board of directors and also by a majority vote of the outstanding shares of our common stock, provided, however, that an affirmative vote of at least 75% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of our Certificate of Incorporation, including provisions (a) governing amendment of our Bylaws, (b) relating to the use of written ballots, (c) limiting business combinations with interested stockholders, (d) limiting the stockholders’ ability to act by written consent, and (e) regarding amendment of the foregoing supermajority provisions of our Certificate of Incorporation. Our Bylaws may be amended only by vote of 80% of the board of directors or by affirmative vote of not less than 75% of the outstanding shares of stock then entitled to vote.

Stockholders’ Rights Agreement. On May 8, 2013, we entered into the Amended and Restated Rights Agreement, which we refer to as the Amended Rights Agreement, between the Company and Quad City Bank & Trust Company, as rights agent. The Amended Rights Agreement amended, restated and replaced the Rights Agreement, which we refer to as the Original Rights Agreement, between the same parties, dated as of September 11, 2003, which previously governed the preferred stock purchase rights, or the Rights, granted thereunder. The Amended Rights Agreement was approved by our stockholders at the 2013 annual meeting.

The Original Rights Agreement was implemented to reduce our vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of our board of directors. In connection with the Original Rights Agreement, our board of directors authorized and declared a dividend of one Right for each share of our common stock outstanding as of the close of business on September 22, 2003, with each Right representing the right to purchase one one-thousandth (subject to adjustment) of a share of Series B Preferred Stock. Since that time, Rights have been automatically issued with each share of common stock we issue. The Rights have no immediate economic value to our stockholders and cannot be exercised unless and until a person, group or entity acquires 20% or more of our common stock or announces a tender offer. The Rights Agreement also permits our board of directors to redeem each right for $0.01 under various circumstances. In general, the Rights Agreement provides that if a person, group or entity acquires a 20% or larger stake in the Company or announces a tender offer, and our board of directors chooses not to redeem the rights, all holders of rights, other than the 20% stockholder or the tender offeror, will be able to purchase a certain amount of our common stock for half of its market price. The Rights Agreement will expire pursuant to its terms on May 1, 2016.

Delaware Law. As we have not elected to opt out of the applicability of Section 203 of the Delaware General Corporation Law in our Certificate of Incorporation, we are currently governed by this section of Delaware law. Under Section 203 of the Delaware General Corporation Law, subject to exceptions, we are prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, an “interested stockholder” generally includes current and certain former holders of 15% or more of our outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Banking Laws. The ability of a third party to acquire the Company is also subject to applicable banking laws and regulations. The Bank Holding Company Act of 1956 (the “BHCA”) and the regulations thereunder require any “bank holding company” (as defined in the BHCA) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of the outstanding shares of a class of our voting stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of the outstanding shares of a class of our voting stock under the Change in Bank Control Act of 1978. Any holder of 25% or more (or between 10% and 25%, if the holder is unable to rebut the presumption that it controls the Company) of the outstanding shares of a class of our voting stock, other than an individual, is subject to supervision and regulation as a bank holding company under the BHCA. In calculating a holder’s aggregate ownership of our common stock for purposes of these banking regulations, the Federal Reserve likely would include at least the minimum number of shares (and could instead include the maximum number of shares) of our common stock that a holder is entitled to receive pursuant to securities convertible into or settled in our common stock.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities that we may offer using this prospectus consist of notes, debentures or other evidences of indebtedness. Any debt securities that we offer and sell will be our direct obligations. Debt securities may be issued in one or more series. All debt securities of any one series need not be issued at the same time, and unless otherwise provided, a series of debt securities may be reopened, with the required consent of the holders of outstanding debt securities, for issuance of additional debt securities of that series or to establish additional terms of that series of debt securities (with such additional terms applicable only to unissued or additional debt securities of that series). The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is subject to any amendments or supplements that we may enter into with the trustee(s). The material terms of the indenture are summarized below and we refer you to the indenture for a detailed description of these material terms. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

•	the title of the debt securities, including, as applicable, whether the debt securities will be issued as senior debt securities, senior subordinated debt securities, subordinated debt securities or junior subordinated debt securities, and any subordination provisions particular to the series of debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	if other than 100% of the aggregate principal amount, the percentage of the aggregate principal amount at which we will sell the debt securities (i.e., original issuance discount);

•	the date or dates, whether fixed or extendable, on which the principal of the debt securities will be payable;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which we will pay any such interest, the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months, and, in the case of registered securities, the record dates for the determination of holders to whom interest is payable;

•	the place or places where the principal of, and any premium or interest on, the debt securities will be payable and, if applicable, where the debt securities may be surrendered for conversion or exchange;

•	whether we may, at our option, redeem, repurchase or repay the debt securities, and if so, the price or prices at which, the period or periods within which, and the terms and conditions upon which, we may redeem, repurchase or repay the debt securities, in whole or in part, pursuant to any sinking fund or otherwise;

•	if other than 100% of the aggregate principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy, or, if applicable, which is convertible or exchangeable;

•	any obligation we may have to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the price or prices at which, the currency in which and the period or periods within which, and the other terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to any such obligation, and any provision for the remarketing of the debt securities;

•	whether the debt securities will be registered securities or unregistered securities or both, and the rights of the holders of the debt securities to exchange unregistered securities for registered securities, or vice-versa, and the circumstances under which any such exchanges, if permitted, may be made;

•	the denominations, which may be in U.S. dollars or in any foreign currency, in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities, and if so, the form of the debt securities (or forms thereof if unregistered and registered securities are issuable in that series), including the legends required by law or as we deem necessary or appropriate, the form of any coupons or temporary global security which may be issued and the forms of any other certificates which may be required under the indenture or which we may require in connection with the offering, sale, delivery or exchange of the debt securities;

•	if other than U.S. dollars, the currency or currencies in which payments of principal, interest and other amounts payable with respect to the debt securities will be denominated, payable, redeemable or repurchasable, as the case may be;

•	whether the debt securities may be issuable in tranches;

•	the obligations, if any, we may have to permit the conversion or exchange of the debt securities into common stock, preferred stock or other capital stock or property, or a combination thereof, and the terms and conditions upon which such conversion or exchange will be effected (including the conversion price or exchange ratio), and any limitations on the ownership or transferability of the securities or property into which the debt securities may be converted or exchanged;

•	any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

•	if the debt securities do not bear interest, the applicable dates required under the indenture for furnishing information to the trustee regarding the holders of the debt securities;

•	any deletions from, modifications of or additions to (a) the events of default with respect to the debt securities or (b) the rights of the trustee or the holders of the debt securities in connection with events of default;

•	any deletions from, modifications of or additions to the covenants with respect to the debt securities;

•	if the amount of payments of principal of, and make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which such amount will be determined;

•	whether the debt securities will be issued in whole or in part in the global form of one or more debt securities and, if so, the depositary for such debt securities, the circumstances under which any such debt security may be exchanged for debt securities registered in the name of, and under which any transfer of debt securities may be registered in the name of, any person other than such depositary or its nominee, and any other provisions regarding such debt securities;

•	whether, under what circumstances and the currency in which, we will pay additional amounts on the debt securities to any holder of the debt securities who is not a U.S. person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

•	whether the debt securities will be secured by any collateral and, if so, a general description of the collateral and the terms of any related security, pledge or other agreements;

•	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor; and

•	any other material terms or conditions upon which the debt securities will be issued.

Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

Unless otherwise indicated in the applicable prospectus supplement, the trustee will act as paying agent and registrar for the debt securities under the indenture. We may also act as paying agent under the indenture.

The applicable prospectus supplement will contain a description of U.S. federal income tax consequences relating to the debt securities, to the extent applicable.

Covenants

The applicable prospectus supplement will describe any covenants, such as restrictive covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness or restricting us or any of our subsidiaries from paying dividends or acquiring any of our or its capital stock.

Consolidation, Merger and Transfer of Assets

Unless we indicate otherwise in the applicable prospectus supplement, the indenture will permit a consolidation or merger between us and another entity and/or the sale, conveyance or lease by us of all or substantially all of our property and assets; provided, however, that:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a U.S. jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

•	we have delivered to the trustee an officers’ certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

If we consolidate or merge with or into any other entity, or sell or lease all or substantially all of our assets in compliance with the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture and the debt securities with the same effect as if it had been an original party to the indenture and the debt securities. As a result, such successor entity may exercise our rights and powers under the indenture and the debt securities, in our name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Notwithstanding the foregoing, we may transfer all of our property and assets to another entity if, immediately after giving effect to the transfer, such entity is our wholly owned subsidiary. The term “wholly owned subsidiary” means any subsidiary in which we and/or our other wholly owned subsidiaries own all of the outstanding capital stock.

Modification and Waiver

Unless we indicate otherwise in the applicable prospectus supplement, under the indenture, some of our rights and obligations and some of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;

•	a reduction in the principal amount of, or interest on, any debt securities;

•	an alteration or impairment of any right to convert at the rate or upon the terms provided in the indenture;

•	a change in the currency in which any payment on the debt securities is payable;

•	an impairment of a holder’s right to sue us for the enforcement of payments due on the debt securities; or

•	a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

Under the indenture, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:

•	waive compliance by us with certain restrictive provisions of the indenture; and

•	waive any past default under the indenture in accordance with the applicable provisions of the indenture, except a default in the payment of the principal of, or interest on, any series of debt securities.

Events of Default

Unless we indicate otherwise in the applicable prospectus supplement, “event of default” under the indenture will mean, with respect to any series of debt securities, any of the following:

•	failure to pay interest on any debt security for 30 days after the payment is due;

•	failure to pay the principal of any debt security when due, either at maturity, upon redemption, by declaration or otherwise;

•	failure on our part to observe or perform any other covenant or agreement in the indenture that applies to the debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization.

If an event of default occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the entire principal of all the debt securities to be due and payable immediately, except that, if the event of default is caused by certain events of bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities of such series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series can, subject to conditions, rescind the declaration.

The indenture requires us to furnish to the trustee, not less often than annually, a certificate from our principal executive officer, principal financial officer or principal accounting officer, as the case may be, as to such officer’s knowledge of our compliance with all conditions and covenants under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal of, or interest on, any debt securities if the trustee in good faith determines that the withholding of notice is in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.

The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee satisfactory security or indemnity.

If satisfactory security or indemnity is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred upon the trustee.

The holder of a debt security will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of not less than a majority in aggregate principal amount of the outstanding debt securities have made a written request of, and offered reasonable indemnity to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•	no direction inconsistent with such written request has been given to the trustee under the indenture.

However, the holder of any debt security will have an absolute right to receive payment of principal of, and interest on, the debt security when due and to institute suit to enforce payment.

Satisfaction and Discharge; Defeasance

Satisfaction and Discharge of Indenture. Unless otherwise indicated in the applicable prospectus supplement, if at any time,

•	we have paid the principal of and interest on all the debt securities of any series, except for debt securities which have been destroyed, lost or stolen and which have been replaced or paid in accordance with the indenture, as and when the same has become due and payable;

•	we have delivered to the trustee for cancellation all debt securities of any series theretofore authenticated, except for debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture; or

•	all the debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, or are by their terms are to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee, in trust, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums due on the debt securities, on the dates the payments are due or become due under the indenture and the terms of the debt securities;

then the indenture shall cease to be of further effect with respect to the debt securities of such series, except for (a) rights of registration of transfer and exchange, and our right of optional redemption, (b) substitution of mutilated, defaced, destroyed, lost or stolen debt securities, (c) rights of holders to receive payments of principal thereof and interest thereon upon the original stated due dates therefor (but not upon acceleration) and remaining rights of the holders to receive mandatory sinking fund payments, if any, (d) the rights, obligations and immunities of the trustee under the indenture, and (e) the rights of the holders of such series of debt securities as beneficiaries thereof with respect to the property so deposited with the trustee payable to all or any of them.

Defeasance and Covenant Defeasance. Unless otherwise indicated in the applicable prospectus supplement, we may elect with respect to any debt securities of any series either:

•	to defease and be discharged from all of our obligations with respect to such debt securities (“defeasance”), with certain exceptions described below; or

•	to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities (“covenant defeasance”).

We must comply with the following conditions before the defeasance or covenant defeasance can be effected:

•	we must irrevocably deposit with the indenture trustee or other qualifying trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the trustee, trust funds in trust solely for the benefit of the holders of such debt securities, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums on the due dates for those payments; and

•	we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such defeasance or covenant defeasance, as the case may be, had not occurred.

In connection with defeasance, any irrevocable trust agreement contemplated by the indenture must include, among other things, provision for (a) payment of the principal of and interest on such debt securities, if any, appertaining thereto when due (by redemption, sinking fund payments or otherwise), (b) the payment of the expenses of the trustee incurred or to be incurred in connection with carrying out such trust provisions, (c) rights of registration, transfer, substitution and exchange of such debt securities in accordance with the terms stated in the indenture, and (d) continuation of the rights, obligations and immunities of the trustee as against the holders of such debt securities as stated in the indenture.

The accompanying prospectus supplement may further describe any provisions permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Global Securities

Unless otherwise indicated in the applicable prospectus supplement, each debt security offered by this prospectus will be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or a nominee of the depositary. Any such depositary must be a clearing agency registered under the Exchange Act. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities to be represented by a global security in the applicable prospectus supplement.

Notices

We will give notices to holders of the debt securities by mail at the addresses listed in the security register. In the case of notice in respect of unregistered securities or coupon securities, we may give notice by publication in a newspaper of general circulation in New York, New York.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the Trust Indenture Act of 1939 is applicable.

Regarding the Trustee

From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee to be appointed under the indenture or its affiliates in the ordinary course of business.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock, common stock, other securities of the Company or any combination of the foregoing. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to, or separate from, those securities. The particular terms of any warrants will be described more specifically in the prospectus supplement relating to such warrants.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following information:

•	the title and specific designation of the warrants;

•	the aggregate number of warrants offered;

•	the amount of warrants outstanding, if any;

•	the designation, number and terms of the securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers;

•	the exercise price or prices of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	the anti-dilution provisions of the warrants, if any;

•	if applicable, the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other material terms of the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up, or to exercise voting rights, if any.

DESCRIPTION OF DEPOSITARY SHARES

This following is a summary of the general terms of the deposit agreement to govern any depositary shares we may offer representing fractional interests in shares of our preferred stock, the depositary shares themselves and the related depositary receipts. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the relevant deposit agreement and depositary receipt with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any depositary shares we may offer will be described in the applicable prospectus supplement. If so described in the applicable prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

General

We may offer fractional interests in shares of our preferred stock, rather than full shares of preferred stock, most likely in the event that our then authorized but yet undesignated shares of preferred stock is not sufficient to offer full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Dividend Rights

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record holder of depositary shares based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record holders of depositary shares, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and distribution of the net proceeds from this sale to the applicable holders.

The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Voting Rights

When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

Conversion or Exchange Rights

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption

If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Taxation

Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. If necessary, the applicable prospectus supplement will provide a description of U.S. federal income tax consequences relating to the purchase and ownership of the depositary shares and the preferred stock represented by the depositary shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, certain amendments as specified in the applicable prospectus supplement will not be effective unless approved by the record holders of at least a majority of the depositary shares then-outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment.

DESCRIPTION OF SUBSCRIPTION RIGHTS

This following is a summary of the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of subscription rights.

Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of any subscription rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such subscription rights offering. If we issue subscription rights, they will be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of subscription rights certificates or beneficial owners of subscription rights.

The prospectus supplement relating to any subscription rights we offer will describe the specific terms of the offering and the subscription rights, including the record date for stockholders entitled to the subscription rights distribution, the number of subscription rights issued and the number of shares of common stock or other securities that may be purchased upon exercise of the subscription rights, the exercise price of the subscription rights, the date on which the subscription rights will become effective and the date on which the subscription rights will expire, and any material U.S. federal income tax considerations.

In general, a subscription right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

•	the record date for stockholders entitled to receive the subscription rights;

•	the number of shares of common stock or other securities that may be purchased upon exercise of each subscription right;

•	the exercise price of the subscription rights;

•	whether the subscription rights are transferable;

•	the period during which the subscription rights may be exercised and when they will expire;

•	the steps required to exercise the subscription rights;

•	whether the subscription rights include “oversubscription rights” so that the holder may purchase more securities if other holders do not purchase their full allotments; and

•	whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual “standby” commitment or other arrangement.

If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. After the close of business on the expiration date of a subscription rights offering, all unexercised subscription rights will become void.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock at a future date or dates, which we refer to in this prospectus as “Stock Purchase Contracts.” The price per share, and number of shares, of our common stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, including Treasury securities, securing the holders’ obligations to purchase the shares of our common stock under the Stock Purchase Contracts, which we refer to in this prospectus as “Stock Purchase Units.” The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material U.S. federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities, including guarantees of any securities.

A prospectus supplement and any other offering materials relating to any units issued under the registration statement containing this prospectus will specify the terms of the units, including:

•	the terms of the units and of any of the debt securities, common stock, preferred stock, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices or at fixed prices, which may change from time to time. We may sell the securities directly to one or more purchasers, through agents, to dealers, through underwriters, brokers or dealers, or through a combination of any of these sales methods or through any other method permitted by law (including in “at the market” equity offerings as defined in Rule 415 of the Securities Act). We reserve the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement, if required, that contains the specific terms of the offering, including:

•	the name or names of the underwriters, dealers or agents, if any, and the types and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts or other items constituting agents’ or underwriters’ compensation;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters that we have named in a prospectus supplement will be underwriters of the securities offered by that prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock or other outstanding securities, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Under the securities laws of some states, to the extent applicable, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, if our common stock is no longer listed on the NASDAQ Global Market or another national securities exchange, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by our counsel Barack Ferrazzano Kirschbaum & Nagelberg LLP of Chicago, Illinois. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements of QCR Holdings, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference in this prospectus in reliance upon the reports of McGladrey LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.qcrh.com. However, other than our available SEC filings, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to QCR Holdings, Inc., 3551 Seventh Street, Moline, Illinois 61265, Attention: Corporate Secretary, telephone: (309) 743-7721.

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 10, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014;

•	Our Current Reports on Form 8-K filed with the SEC on February 2, 2014 (except the information furnished under Item 2.02 thereof), March 31, 2014, April 7, 2014, April 24, 2014 (except the information furnished under Item 2.02 thereof), May 1, 2014, May 6, 2014, May 15, 2014 and June 17, 2014; and

•	The description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on August 9, 1993, including all amendments and reports filed for the purpose of updating such description.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to:

QCR Holdings, Inc.

Attention: Corporate Secretary

3551 Seventh Street

Moline, Illinois 61265

Telephone number: (309) 743-7721

Keefe, Bruyette & Woods

                             A Stifel Company

Raymond James

FIG Partners, LLC

D.A. Davidson & Co.